Exhibit 2.1

                         STOCK PURCHASE AGREEMENT

                                  between

                    INTERNATIONAL MULTIFOODS CORPORATION
                                 (Seller)


                                    and

                           GRUMA, S.A. DE C. V.
                                  (Buyer)

                      ______________________________

                       Dated as of August 6, 1999
                      ______________________________



                  SALE OF DAMCA INTERNATIONAL CORPORATION





                            TABLE OF CONTENTS

                                                         Page No.

INDEX OF DEFINED TERMS                                      vi
1.     Purchase and Sale of the Shares                       1
2.     Closing; Purchase Price Adjustment                    1
  (a)     Closing and Adjustment                             1
  (b)     Determination of Closing Net Assets                2
3.     Conditions to Closing                                 4
  (a)     Buyer's Obligation                                 4
  (b)     Seller's Obligation                                6
4.     Representations and Warranties of Seller              7
  (a)     Organization and Authority of Seller               8
  (b)     No Conflicts                                       8
  (c)     The Shares                                         8
  (d)     Organization and Standing of the Company and
            the Subsidiaries                                 9
  (e)     Capital Stock of the Company  and the Subsidiaries 9
  (f)     Equity Interests                                   9
  (g)     Financial Statements                              10
  (h)     Taxes                                             10
  (i)     Title to Tangible Personal Property               12
  (j)     Title to Real Property                            12
  (k)     Condition of Assets                               13
  (l)     Intellectual Property                             14
  (m)     Contracts                                         15
  (n)     Litigation; Decrees                               17
  (o)     Insurance                                         17
  (p)     Employee Benefits                                 18
  (q)     Absence of Changes or Events                      18
  (r)     Compliance with Laws                              20
  (s)     Environmental Matters                             21
  (t)     Employee and Labor Relations                      21
  (u)     Accounts                                          21
  (v)     No Undisclosed Liabilities                        21
  (w)     Inventory                                         22
  (x)     Accounts Receivable                               22
  (y)     Corporate Name                                    22
  (z)     Customers                                         22
  (aa)     Year 2000 Plans                                  22
  (bb)     AGROMONACA, C.A., Robin Hood and
           the Monaca Subsidiary.                           22
  (cc)     Books and Records                                22
  (dd)     Utilities                                        23
  (ee)     Representations and Warranties in
           Note Purchase Agreement                          23
5.     Covenants of Seller                                  23
  (a)     Access                                            23
  (b)     Ordinary Conduct                                  23
  (c)     Confidentiality                                   26
  (d)     Insurance                                         26
  (e)     Resignations                                      26
  (f)     Covenant Not to Compete                           26
  (g)     Delivery of Records                               28
  (h)     Owned Real Property.                              29
6.     Representations and Warranties of Buyer              29
  (a)     Organization and Authority of Buyer               29
  (b)     No Conflicts                                      30
  (c)     Securities Act of 1933                            30
  (d)     Litigation; Decrees                               30
  (e)     Representations and Warranties in
          Note Purchase Agreement                           30
7.     Covenants of Buyer                                   30
  (a)     Confidentiality                                   30
  (b)     No Representations or Warranties                  31
  (c)     Retention of Records                              31
  (d)     Debt Releases                                     31
8.     Mutual Covenants                                     31
  (a)     Consents                                          31
  (b)     Cooperation                                       32
  (c)     Trademarks                                        33
  (d)     Publicity                                         34
  (e)     Closing Conditions                                35
  (f)     Antitrust Notification                            35
  (g)     Intercompany Accounts                             35
  (h)     Insurance                                         36
  (i)     Disclosure Supplements                            37
  (j)     Disposition of Robin Hood Business,
          Monaca Subsidiary and Excluded Assets             37
  (k)     Reserve for Receivables                           37
9.     Employees and Employee Benefits                      38
10.     Further Assurances                                  38
11.     Indemnification                                     38
  (a)     Tax Indemnification                               38
  (b)     Other Indemnification by Seller                   40
  (c)     Other Indemnification by Buyer                    43
  (d)     Adjustments; Clean-Up Actions                     44
  (e)     Termination of Indemnification                    45
  (f)     Procedures Relating to Indemnification
          for Third Party Claims                            46
  (g)     Procedures Relating to Indemnification
          of Tax Claims                                     47
  (h)     Procedure for Indemnification--Other Claims       47
  (i)     Form of Indemnification Payments                  48
12.     Tax Matters                                         48
13.     Assignment                                          50
14.     No Third-Party Beneficiaries                        50
15.     Termination                                         51
16.     Survival of Representations                         52
17.     Expenses                                            52
18.     Amendments                                          52
19.     Notices                                             52
20.     Interpretation                                      54
21.     Counterparts                                        54
22.     Entire Agreement                                    55
23.     No Brokerage Fees                                   55
24.     Severability                                        55
25.     Governing Law; Jurisdiction                         55
26.     Equitable Remedies                                  56
27.     Disclosure Schedule                                 56



EXHIBITS

Exhibit A                             Form of Note Purchase Agreement
Exhibit B                      Form of Opinion of Faegre & Benson LLP
Exhibit C                 Form of Opinion of Seller's General Counsel
Exhibit D Form of Opinion of Travieso Evans Hughes Arria Rengel & Paz
Exhibit E              Material Consents, Approvals and Other Actions
Exhibit F Form of Opinion of Akin, Gump, Strauss, Hauer and Feld, LLP
Exhibit G                 Form of Opinion of Salvador Vargas Guajardo
Exhibit H                               Seller's Financial Statements
Exhibit I      Licensed Marks and Form of Trademark License Agreement
Exhibit J                      Excluded Assets and Written-Off Assets
                                             Subject to Reimbursement



INDEX OF DEFINED TERMS
(Not Part of the Agreement)


Term                                                 Section

Acquired Business                                 5(f)(ii)(A)
Adjusted Purchase Price                                  2(a)
Affiliate                                               20(c)
Agreement                                        Introduction
Agro Business                                       11(b)(vi)
Allocations                                             12(g)
Arbitrator                                          2(b)(iii)
Audited Financial Statements                             4(g)
BAT                                                     11(a)
Business day                                            20(d)
Buyer                                            Introduction
Buyer's Plans                                               9
Buyer Tax Act                                           11(a)
Closing                                                  2(a)
Closing Date                                             2(a)
Closing Net Assets                                   2(b)(ii)
Closing Statement                                    2(b)(ii)
Code                                               4(h)(i)(C)
Company                                              Recitals
Company Property                                         4(j)
Competing Business                                5(f)(ii)(A)
Confidentiality Agreement                                7(a)
Contracts                                                4(m)
Disclosure Schedule                                         4
DOJ                                                      8(f)
Domestic                                                20(i)
Environmental Laws                                  11(b)(ix)
Excluded Assets                                          8(j)
Federal                                                 20(i)
Fixed Adjustments                                     2(b)(i)
Foreign                                                 20(i)
FTC                                                      8(f)
GAAP                                                  2(b)(v)
Hazardous Substance                                      4(s)
HSR Act                                              3(a)(iv)
Including                                               20(b)
Interim Statement                                        4(g)
Inversiones                                          3(a)(ix)
IPC                                                     11(a)
Knowledge                                               20(h)
Leased Property                                          4(j)
License                                             8(c)(iii)
Licensed Marks                                      8(c)(iii)
Marks                                                 8(c)(i)
Material Adverse Effect                                     4
Monaca Subsidiary                                   3(a)(vii)
Net Assets                                            2(b)(v)
Non-Competition Area                                  5(f)(i)
Note                                                        1
Note Purchase Agreement                                     1
Owned Property                                           4(j)
Permitted Investment                                 5(f)(ii)
Permitted Liens                                          4(i)
Person                                                  20(e)
Pre-Closing Tax Period                             4(h)(i)(B)
Purchase Price                                              1
Restricted Business                                   5(f)(i)
Robin Hood                                          3(a)(vii)
Section 338(h)(10) Election                             12(g)
Seller                                           Introduction
Seller's Plans                                        4(p)(i)
Shares                                               Recitals
Straddle Period                                         11(a)
Subsidiaries                                      3(a)(ix)(B)
Tax                                                4(h)(i)(A)
Tax Claim                                               11(g)
Tax Notice                                              11(g)
Tax Return                                         4(h)(i)(D)
Third Party Claim                                       11(f)
Transaction Costs                                       12(g)
Written-Off Assets                                       8(k)



                        STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this "Agreement") is entered into as of August 6, 1999, between INTERNATIONAL MULTIFOODS CORPORATION, a Delaware corporation ("Seller"), and GRUMA, S.A. DE C.V., a Mexican corporation ("Buyer").

     WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the issued and outstanding shares of Common Stock, par value $1.00 per share (the "Shares"), of DAMCA INTERNATIONAL CORPORATION, a Delaware corporation and wholly owned subsidiary of Seller (the "Company").

     NOW, THEREFORE, the parties agree as follows:

     1. Purchase and Sale of the Shares. On the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 2(a)) Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Shares in exchange for a promissory note of Buyer (the "Note") in the form attached as Exhibit 1 to the Note Purchase Agreement (the "Note Purchase Agreement") attached as Exhibit A hereto, dated the Closing Date (as defined in Section 2(a)), in the principal amount of $19,295,000 (the "Purchase Price"), bearing interest at the rate of 71/2% per annum, payable on the dates and containing the other terms set forth in Exhibit 1 to the Note Purchase Agreement, subject to adjustment in the principal amount of the Note as provided in Section 2.

     2.     Closing; Purchase Price Adjustment.

          (a) Closing and Adjustment. The closing (the "Closing") of the purchase and sale of the Shares shall be held at the offices of Faegre & Benson LLP, 2200 Norwest Center, 90 South Seventh Street, Minneapolis, Minnesota, at 9:00 a.m. Minneapolis time on August 16, 1999, or, if later, on the second business day after all of the conditions to closing set forth in Sections 3(a) and (b) have been satisfied or waived, or on such other date as the parties may mutually agree. The date on which the Closing occurs is called the "Closing Date" and the Closing shall be deemed to have become effective at 12:01 a.m. on the Closing Date. At the Closing, (i) Seller shall deliver to Buyer stock certificates representing the Shares, duly endorsed by Seller for transfer to Buyer or accompanied by stock powers duly executed by Seller in proper form for transfer to Buyer; (ii) Buyer shall deliver to Seller the Note in a principal amount (the "Adjusted Purchase Price") equal to (A) the Purchase Price, plus or minus (B) the amount, if any, by which Closing Net Assets (determined in accordance with Section 2(b)) exceeds or is less than $22,295,000; (iii) Buyer shall execute and deliver to Seller, and Seller shall execute and deliver to Buyer, the Note Purchase Agreement in the form attached hereto as Exhibit A; and (iv) Buyer and Seller shall deliver the other items required to be delivered under Section 3.

          (b)     Determination of Closing Net Assets.

     (i) A physical inventory of the Subsidiaries (as defined in Section 3(a)(viii)) has been conducted by Seller consistent with past practices (and in accordance with the written inventory policies of Molinos Nacionales, C.A. (MONACA), a copy of which has been delivered to Buyer) as of the close of business on June 30, 1999. Buyer has observed the taking of such physical inventory and the reconciliation thereof. The value of the inventory shown on the Closing Statement (as defined in clause (ii) below) and included in the determination of Closing Net Assets (as defined in clause (ii) below) shall be based on such physical inventory, as updated through July 31, 1999 in accordance with the perpetual inventory system or other inventory records of Molinos Nacionales, C.A. (MONACA) and with a physical count as of July 31, 1999 by Molinos Nacionales, C.A. (MONACA) consistent with ordinary month-end practices, and, subject to such updating, the quantities of each item of inventory determined under such physical inventory taken as of June 30, 1999, shall be final and binding for purposes of determining the value of such inventory and not subject to any post-Closing adjustment, except as may be necessary to correct computational errors. For purposes of determining Closing Net Assets, the Interim Statement (as defined in Section 4(g)) shall conclusively be deemed to have been true and correct, and shall be final and binding, in all respects as of June 30, 1999. The amount of accrued reserves for trade receivables, the agreed upon accrual for special salaried and hourly employee termination expenses and year 2000 expenses and the amount of inventory for spare parts (the "Fixed Adjustments") that shall be included in Closing Net Assets shall be fixed at the respective amounts thereof set forth in the Interim Statement.

     (ii) Before the Closing, Seller, in consultation with Buyer, shall prepare a statement dated as of July 31, 1999 (the "Closing Statement") setting forth Net Assets (as defined in clause (v) below) as of July 31, 1999 ("Closing Net Assets"). If there is a dispute between Seller and Buyer with respect to any matters regarding Closing Net Assets not made final and binding under Section 2(b)(i), Seller and Buyer shall use all reasonable efforts to resolve the dispute before the scheduled Closing, which resolution shall be reflected in the determination of Closing Net Assets and shall be final and binding and not subject to any post-Closing adjustment, except as may be necessary to correct computational errors. Closing Net Assets shall be determined as of July 31, 1999, regardless of when the Closing occurs.

     (iii) If there is a dispute between Seller and Buyer with respect to matters regarding Closing Net Assets not made final and binding under Section 2(b)(i), which Seller and Buyer mutually conclude they will be unable to resolve before the scheduled Closing, then promptly after reaching that conclusion each party, acting in good faith and exercising reasonable business judgment, shall prepare a written statement setting forth in reasonable detail the matters that remain in dispute and the Closing Net Assets determined by that party, and shall submit copies of those documents to the other party. If the Closing Net Assets set forth in Seller's written statement exceed the Closing Net Assets set forth in Buyer's written statement by $250,000 or less, then the scheduled Closing shall proceed based on Closing Net Assets equal to one-half of the sum of (x) the Closing Net Assets set forth in Seller's written statement, plus (y) the Closing Net Assets set forth in Buyer's written statement, which shall be final and binding and not subject to any post-Closing adjustment, except as may be necessary to correct computational errors. If the Closing Net Assets set forth in Seller's written statement exceed the Closing Net Assets set forth in Buyer's written statement by more than $250,000, then Seller and Buyer shall immediately submit copies of their written statements to Arthur Andersen LLP, unless Arthur Andersen LLP does not agree to resolve such dispute over the amount of Closing Net Assets because of a conflict of interest or otherwise, in which case Seller and Buyer shall promptly submit copies of their written statements to such nationally recognized independent public accounting firm as may be agreed upon by Seller and Buyer (Arthur Andersen LLP or such other agreed upon firm being hereinafter referred to as the "Arbitrator"). The Arbitrator shall review all matters that remain in dispute (which shall not include any matters made final and binding under Section 2(b)(i)) and endeavor to render written decisions resolving such matters at or before the scheduled Closing, which decisions shall be reflected in the determination of Closing Net Assets (provided that the Closing Net Assets so determined may not be less than those set forth in the Buyer's written statement nor more than those set forth in the Seller's written statement) and shall be final and binding and not subject to any post-Closing adjustment, except as may be necessary to correct computational errors. If the Arbitrator informs Seller and Buyer that it is unable before the scheduled Closing to render decisions resolving all matters that remain in dispute, then the Closing shall be delayed until the first business day after the date on which all remaining disputes have been resolved.

     (iv) The procedures for arbitration under this Section 2(b) shall be determined by the Arbitrator, provided that all disputed matters shall be resolved by the Arbitrator in accordance with the principles and methodology set forth in this Section 2(b) and in the Interim Statement. The fees and disbursements of the Arbitrator shall be borne equally by the parties.

     (v) As used in this Section 2(b), "Net Assets" means the book value (net of appropriate reserves) of all assets, less the book value of all liabilities, of Inversiones on a consolidated basis of a type that would be shown on the face of a balance sheet prepared in accordance with United States generally accepted accounting principles ("GAAP"), other than (A) assets and liabilities of a type expressly excluded from, or included in, Net Assets on the Interim Statement or by this Agreement and (B) Fixed Adjustments, regardless of the requirements of GAAP; all as determined on a basis consistent with the principles applied by Seller in calculating the $22,295,000 of Net Assets in the preparation of the Interim Statement.

     3.     Conditions to Closing.

          (a) Buyer's Obligation. The obligation of Buyer to consummate the transactions contemplated by this Agreement, including the execution and delivery of the Note to Seller, is subject to the satisfaction (or waiver by Buyer) of each of the following conditions:

          (i) The representations and warranties of Seller made under this Agreement, considered individually or collectively (without giving effect to any supplement to the Disclosure Schedule), shall be true and correct as of the date hereof and (except as they may be affected by transactions contemplated hereby or by activities after the date of this Agreement in the ordinary course of business) immediately before the Closing, as though made immediately before the Closing, except where the failure to be so true and correct would not have a Material Adverse Effect (as defined in Section 4); each of the representations and warranties of Seller set forth in Sections 4(c) and 4(e) or in the form of Note Purchase Agreement attached as Exhibit A, considered individually (without giving effect to any supplement to the Disclosure Schedule), shall be true and correct in all respects as of the date hereof and immediately before the Closing, as though made immediately before the Closing. Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement, the Note Purchase Agreement or the Note to be performed or complied with by Seller by the Closing; and Seller shall have delivered to Buyer a certificate executed by an authorized officer of Seller dated the Closing Date confirming the foregoing.

          (ii) Buyer shall have received an opinion of Faegre & Benson LLP, special counsel to Seller, substantially in the form of Exhibit B; an opinion of Frank W. Bonvino, General Counsel of Seller, substantially in the form of Exhibit C; and an opinion of Travieso Evans Hughes Arria Rengel & Paz, special Venezuelan counsel to Seller, substantially in the form of Exhibit D; each of which opinions shall be dated the Closing Date.

          (iii) No action, lawsuit, proceeding, or investigation by any government body shall be pending or, to the knowledge of Seller, threatened in writing by the governmental body wherein a judgment or order is reasonably likely to be issued that would prevent any of the transactions contemplated hereby or cause such transactions to be declared unlawful; no injunction or order of any court or administrative agency of competent jurisdiction shall be in effect that restrains or prohibits the consummation of the transactions contemplated hereby; no law shall be in effect which shall make illegal Buyer's acquisition of the Shares; and no war or similar civil insurrection in Venezuela shall be continuing that would have a material adverse effect upon the Subsidiaries' ability to operate their businesses, taken as a whole, following the Closing.

          (iv) All filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall have been made, and any approvals required thereunder shall have been obtained, or the waiting period required thereby shall have expired or terminated.

          (v) Since the date of this Agreement, no incident or event (other than those expressly contemplated by this Agreement, including Section 8) shall have occurred that, individually or in the aggregate, has a Material Adverse Effect.

          (vi) The consents, approvals, and other actions listed on Exhibit E by third parties and governmental entities or authorities that are required for the consummation of the transactions shall have been obtained.

          (vii) Seller shall have caused the Company to transfer the shares of capital stock of Robin Hood Multifoods, Inc., a Canadian corporation ("Robin Hood") and Multifoods Venezuela, C.A., a Venezuelan corporation ("Monaca Subsidiary") to Seller and certain assets of Molinos Nacionales, C.A. (MONACA) to an indirect subsidiary of Seller, each in accordance with Section 8(j).

          (viii) all intercompany loans and accounts between any of the Company or the Subsidiaries, on the one hand, and Seller or any of its other affiliates, including Robin Hood, on the other hand, shall have been paid in full and all other agreements and arrangements between any of the Company or the Subsidiaries, on the one hand, and Seller or any of its other affiliates, including Robin Hood, on the other hand, required by this Agreement to be terminated at or prior to Closing shall have been terminated.

          (ix) On the Closing Date, Seller shall have delivered to Buyer the following:

          (A) certified copies of resolutions duly adopted by Seller's Board of Directors approving the execution, delivery, and performance of this Agreement and the Note Purchase Agreement and the consummation of the transactions contemplated hereby and thereby;

          (B) copies of the certificate of incorporation of the Company certified by Delaware Secretary of State as of a recent date and copies of the charter documents of Inversiones Monaca, C.A. ("Inversiones"), Molinos Nacionales, C.A. (MONACA), and AGROMONACA, C.A. (collectively, the "Subsidiaries");

          (C) copies of the bylaws of the Company, certified by the Secretary of the Company, and copies of the bylaws of the Subsidiaries;

          (D) a good standing certificate, as of a recent date, for the Company from the Delaware Secretary of State; and

          (E) an assignment separate from certificate, in form and substance reasonably satisfactory to counsel for Buyer, sufficient to transfer to Buyer Seller's right, title, and interest in the Shares.

          (x) All proceedings to be taken by Seller in connection with the consummation of the Closing and the other transactions contemplated hereby and all documents required to be delivered by Seller in connection with the transactions contemplated hereby, including the transfer of Seller's right, title, and interest in the Shares to Buyer, will be reasonably satisfactory to Buyer.

          (xi) Seller shall have executed and delivered to Buyer the Note Purchase Agreement.

          (b) Seller's Obligation. The obligation of Seller to consummate the transactions contemplated by this Agreement, including the transfer of Seller's right, title, and interest in the Shares to Buyer, is subject to the satisfaction (or waiver by Seller) as of the Closing of each of the following conditions:

          (i) Each of the representations and warranties of Buyer contained in this Agreement or contained in the form of Note Purchase Agreement attached as Exhibit A, considered individually, shall be true and correct in all material respects as of the date hereof and immediately before the Closing, as though made immediately before the Closing; Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement or the Note Purchase Agreement to be performed or complied with by Buyer by the Closing; and Buyer shall have delivered to Seller a certificate executed by an authorized officer of Buyer dated the Closing Date confirming the foregoing.

          (ii) Seller shall have received an opinion of Akin, Gump, Strauss, Hauer and Feld, L.L.P., substantially in the form of Exhibit F; and an opinion of Salvador Vargas Guajardo, General Counsel of Buyer, substantially in the form of Exhibit G; each of which opinions shall be dated as of the Closing Date.

          (iii) No action, lawsuit, proceeding, or investigation by any government body shall be pending or, to the knowledge of Buyer, threatened in writing by the governmental body wherein a judgment or order is reasonably likely to be issued that would prevent any of the transactions contemplated hereby or cause such transactions to be declared unlawful; no injunction or order of any court or administrative agency of competent jurisdiction shall be in effect that restrains or prohibits the consummation of the transactions contemplated hereby; and no law shall be in effect which shall make illegal Seller's sale of the Shares to Buyer.

          (iv) All filings required under the HSR Act shall have been made, and any approvals required thereunder shall have been obtained, or the waiting period required thereby shall have expired or terminated.

          (v) Seller and all of its affiliates other than the Company and the Subsidiaries shall have been released from all, and shall have no obligations or contingent obligations or be subject to any recourse under any guarantees thereby of, or other financial accommodations thereby with respect to, and none of the assets of Seller or any such affiliates shall be subject to any security for any, indebtedness or other obligations of the Company or one or more of the Subsidiaries; and none of Seller nor any of its affiliates other than the Company and the Subsidiaries shall have any reimbursement obligations to issuers of letters of credit or other third-party credit enhancements backing obligations of the Company or any of its Subsidiaries.

          (vi) all intercompany loans and accounts between any of the Company or the Subsidiaries, on the one hand, and Seller or any of its other affiliates, including Robin Hood, on the other hand, shall have been paid in full and all other agreements and arrangements between any of the Company or the Subsidiaries, on the one hand, and Seller or any of its other affiliates, including Robin Hood, on the other hand, required by this Agreement to be terminated at or prior to Closing shall have been terminated.

          (vii) Seller shall have received (A) certified copies of resolutions adopted by Buyer's Board of Directors approving the execution, delivery, and performance of this Agreement, the Note
Purchase Agreement and the Note and the consummation of the transactions contemplated hereby and thereby and (B) copies of the charter documents and bylaws of Buyer.

          (viii) The fairness opinion referred to in Section 23 shall not have been withdrawn or modified in a material manner.

          (ix) All proceedings to be taken by Buyer in connection with the consummation of the Closing and the other transactions contemplated hereby and all documents required to be delivered by Buyer in connection with the transactions contemplated hereby will be reasonably satisfactory to Seller.

          (x) Buyer shall have executed and delivered to Seller the Note Purchase Agreement and the Note.

     4. Representations and Warranties of Seller. "Material Adverse Effect" means any change or effect (other than those set forth in the Disclosure Schedule, as defined below) that, individually or when taken together with all such changes or effects, is reasonably likely to have a material adverse effect on the business, operations, results of operations, properties, or financial condition of the Company and its subsidiaries (other than Robin Hood, the Monaca Subsidiary, or any subsidiaries of Robin Hood) taken as a whole, or a material adverse effect upon the ownership of the capital stock of the Company or any Subsidiary, individually or taken as a whole (other than incidents, occurrences, events, or conditions generally applicable to the industry in which the Subsidiaries operate or changes in general economic conditions) or materially impairs the ability of Seller to consummate the transactions contemplated by this Agreement. No representations or warranties are made as to Robin Hood and its subsidiaries, or as to the Monaca Subsidiary or as to the assets of Molinos Nacionales, C.A. (MONACA) to be transferred to an indirect subsidiary of Seller pursuant to Section 8(j). Except as otherwise set forth in the disclosure schedule delivered by Seller to Buyer concurrently with the execution of this Agreement (the "Disclosure Schedule"), Seller represents and warrants to Buyer, as follows:

          (a) Organization and Authority of Seller. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Seller has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. All corporate acts and proceedings required to be taken to authorize the execution, delivery, and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution, and delivery of this Agreement by Buyer, constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar laws affecting creditors' rights generally and by general principles of equity.

          (b) No Conflicts. The execution, delivery, and performance by Seller of this Agreement do not, and the consummation by Seller of the transactions contemplated hereby will not, directly or indirectly (with or without notice or lapse of time) (i) conflict with, or result in any violation of, any provision of the charter or bylaws or other organizational documents of any of Seller, the Company, or the Subsidiaries, or (ii) conflict with, result in any violation of, or constitute a default under, any instrument, contract, commitment, agreement, or arrangement to which any of Seller, the Company, or the Subsidiaries is a party or by which any of them or their property or assets is bound, or any judgment, order, writ, injunction, or decree to which any of Seller, the Company or the Subsidiaries has been specifically identified as subject, or any statute, law, ordinance, rule, or regulation applicable to any of them or their property or assets (except where such conflict, violation, or default would not have a Material Adverse Effect). No material consent, approval, license, permit, order, or authorization of, or registration, declaration, or filing with, any court, administrative agency or commission, or other governmental authority or instrumentality, domestic or foreign, is required to be obtained or made by any of Seller, the Company, or the Subsidiaries in connection with the execution, delivery, and performance by Seller of this Agreement or the consummation by Seller of the transactions contemplated hereby other than compliance with the HSR Act.

          (c) The Shares. Seller is the owner of the Shares, free and clear of all claims, pledges, liens, encumbrances, security interests, options, charges, rights of third parties, and restrictions, except for restrictions upon transfer of the Shares other than in compliance with federal and state securities laws. The Shares are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment, or understanding, other than this Agreement. Seller has the sole right to vote or direct the voting of the Shares, at its discretion, on any matter submitted to a vote of the Company's shareholders. The delivery to Buyer at the Closing of the certificate or certificates representing the Shares, duly endorsed in blank or in favor of Buyer, will transfer to Buyer good title to such Shares, free and clear of all claims, pledges, liens, encumbrances, security interests, options, charges, rights of third parties and restrictions against free transferability which are not created by Buyer or its affiliates except for restrictions upon further transfer of the Shares other than in compliance with federal and state securities laws.

          (d) Organization and Standing of the Company and the Subsidiaries. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Subsidiaries are corporations duly organized, validly existing, and in good standing under the laws of the Country of Venezuela. Each of the Company and the Subsidiaries has all requisite corporate power and authority to enable it to own, lease, or otherwise hold its properties and assets and to carry on its business as presently conducted. The Company is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the property owned, leased, or operated by it or the nature of its business makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

          (e) Capital Stock of the Company and the Subsidiaries. The authorized capital stock of the Company consists of 10,000 shares of Common Stock, par value $1.00 per share, of which 3,246 shares are issued and outstanding. The authorized capital stock of Inversiones consists of 44,302 shares of stock, par value 1,000 Bolivars per share, of which 44,302 shares are issued and outstanding. The authorized capital stock of Molinos Nacionales C.A. (MONACA) consists of 3,045,966 shares of stock, par value 1,000 Bolivars per share, of which 3,044,302 Class B shares are issued and outstanding and 1,664 Class A shares are held in treasury. The authorized capital stock of AGROMONACA C.A. consists of 5,000 shares of stock, par value 1,000 Bolivars per share, of which 5,000 shares are issued and outstanding. All of the Shares and all of the outstanding shares of capital stock of the Subsidiaries were duly authorized and validly issued and are fully paid and nonassessable. Except as set forth above, there are no shares of capital stock of any of the Company or the Subsidiaries outstanding. Neither the Shares nor any shares of capital stock of the Subsidiaries have been issued in violation of any preemptive or similar rights. There are no outstanding subscriptions, calls, warrants, options, agreements, convertible or exchangeable securities, or other commitments under which any of Seller, the Company, or the Subsidiaries is obligated to issue, sell, transfer, or otherwise dispose of, or purchase, return, redeem, or otherwise acquire, any of the Shares or any other shares of capital stock of the Company or the Subsidiaries, other than this Agreement. The Company owns, directly or indirectly, all of the outstanding shares of capital stock of the Subsidiaries, free and clear of all claims, pledges, liens, encumbrances, security interests, options, charges, rights of third parties, and restrictions, except for restrictions upon transfer other than in compliance with applicable securities laws. The Company or a Subsidiary has the sole right to vote or direct the voting of all of the outstanding shares of the capital stock of each of the Subsidiaries, at its discretion, on any matter submitted to a vote of each such Subsidiary's shareholders.

          (f) Equity Interests. Except for the Subsidiaries, Robin Hood and its subsidiaries and the Monaca Subsidiary (discussed in Section 8(j)), the Company does not directly or indirectly own any capital stock of, or other equity interests in, any corporation or other entity.

          (g) Financial Statements. Attached as Exhibit H are (i) an audited Consolidated Balance Sheet of Inversiones as of February 28, 1999, and an audited Consolidated Statement of Operations and Cash Flows of Inversiones for the fiscal year ended February 28, 1999, together with the notes thereto and the report thereon of KPMG Alcaraz Cabrera Vazquez (collectively, the "Audited Financial Statements"), and
(ii) an unaudited Consolidated Statement of Net Assets of Inversiones as of June 30, 1999 (the "Interim Statement"). Except as expressly disclosed therein, the Audited Financial Statements fairly present, in all material respects, the consolidated assets, liabilities, and financial condition of the Subsidiaries at their respective dates and the consolidated results of operations of the Subsidiaries for the respective periods covered thereby, all in conformity with GAAP applied on a basis consistent with prior periods. Except as expressly disclosed therein, the Interim Statement fairly presents, in all material respects, the Net Assets of the Subsidiaries at the date thereof, all in conformity with GAAP applied on a basis consistent with the Audited Financial Statements, except as provided in clause (A) or
(B) of Section 2(b)(v) and except for the format of the Interim Statement and the absence of notes thereto. The Company does not directly, or indirectly except through the Subsidiaries, Robin Hood and its subsidiaries or the Monaca Subsidiary, own, lease or otherwise hold any properties or assets or conduct or carry on any business or operations, and the Company on a consolidating basis does not have any direct actual liabilities or direct contingent liabilities.

          (h)     Taxes.

     (i) For purposes of this Agreement, (A) "Tax" or "Taxes" means all United States and Venezuelan federal, state, and local, and all other foreign, taxes and assessments, including all income, import, gift, business asset, luxury, wholesale sale, value added, stamp, customs duties, payroll, social security, Instituto Nacional de Cooperacion Educativa (INCE), municipal business license, municipal real estate, municipal garbage collection and withholding Taxes imposed pursuant to laws, decrees, rules, resolutions or regulations in effect at any time prior to the Closing on businesses conducted by the Company or its Subsidiaries and all interest, penalties, monetary corrections, and additions imposed with respect to such amounts; (B) "Pre-Closing Tax Period" means all Tax periods ending on or before the July 31, 1999 and the portion ending on or before July 31, 1999 of any Tax period that includes (but does not begin on) that day and includes the final Tax year of the Company and the Subsidiaries as members of Seller's affiliated group, excluding, however, the Closing Date; (C) "Code" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder; and (D) "Tax Return" or "Tax Returns" means returns, reports, information statements, and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment, or collection of any Tax. For purposes of this Agreement, Taxes also includes any obligations under any agreements or arrangements with any person with respect to the liability for, or sharing of, Taxes (including any liability for Taxes imposed as a result of joint and several liability of the Company or any Subsidiary or pursuant to Treas. Reg. Section 1.1502-6 or comparable provisions of state, local or foreign law) and including any liability for Taxes as a transferee or successor, by contract or otherwise.

     (ii) Each of the Company and the Subsidiaries, and any affiliated group (within the meaning of Section 1504 of the Code) of which any of the Company or the Subsidiaries is or has been a member, has filed or caused to be filed in a timely manner (within any applicable extension periods) all Tax Returns required to be filed, except where the failure to file such Tax Returns would not have a Material Adverse Effect. All Taxes shown to be due on such Tax Returns have been paid in full, will be paid in full on or before July 31, 1999, or will be included in the final determination of Closing Net Assets. True and complete copies of all federal and foreign income Tax returns of the Company and the Subsidiaries (but not of Seller) for all Tax periods for which the applicable statute of limitations has not run as of the Closing Date have been made available to Buyer. No adjustment relating to any such Tax Return has been threatened or proposed in writing prior to the date of this Agreement by any Tax authority that has not been settled in full.

     (iii) Since March 1, 1995, the Company and each of its Subsidiaries have complied in all material respects with the provisions of the Code relating to the withholding and payment of Taxes, including, without limitation, the withholding and reporting requirements under Code sections 1441 through 1464, 3401 through 3406, and 6041 through 6049 as well as similar provisions under any other laws of any country or subdivision thereof; and have, within the time and in the manner prescribed by law, withheld from employees' wages and paid over to the proper governmental authorities all amounts required to be so paid.

     (iv) No statute of limitations for assertion of Tax claims by a Tax authority has been extended with respect to any Tax period that still remains open.

     (v) Since March 1, 1995, no claim has been made in writing by any Tax authority with respect to the Company or any of its Subsidiaries in a jurisdiction where the Company or such Subsidiary does not file reports and returns to the effect that the Company or such Subsidiary, as the case may be, is or may be subject to taxation by that jurisdiction.

     (vi) Neither the Company nor any of its Subsidiaries has agreed or is required to include in income or make any material adjustment under either Section 481(a) or Section 482 of the Code (or an analogous provision of state, local, or foreign law) by reason of a change in accounting or otherwise. Neither the Company nor any of its Subsidiaries has disposed of any material property in a transaction being accounted for under the installment method pursuant to Section 453 of the Code.

     (vii) Neither the Company nor any of its Subsidiaries is a party to any agreement (other than this Agreement) to share Taxes with respect to any Tax period (or portion thereof), but a United States Federal Tax allocation ruling with respect to the Company and the Subsidiaries is in effect.

     (viii) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company or any Subsidiary thereof by reason of Section 280G of the Code.

     (ix) Neither the Company nor any of its Subsidiaries has at any time distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997.

     (x) Neither the Company nor any of its Subsidiaries is a party to a joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income Tax purposes.

          (i) Title to Tangible Personal Property. Each of the Company and the Subsidiaries has good and valid title to all tangible personal property that it owns, and (assuming good title in the lessor) valid leasehold interests in all tangible personal property that it leases, in each case free and clear of all liens, security interests, and other encumbrances, except (i) mechanics', materialmen's, carriers', workmen's, warehousemen's, repairmen's, landlord's, or other similar liens securing obligations that are not delinquent; (ii) liens for Taxes and other governmental charges that are not due and payable or that may be paid without interest or penalty; (iii) liens, security interests, and other encumbrances evidenced by any security agreement, financing statement, purchase money agreement, conditional sales contract, capital lease, operating lease, or license the nondisclosure of which does not constitute a misrepresentation under Section 4(m);
(iv) imperfections of title and encumbrances that do not, individually or in the aggregate, materially impair the ownership or value or the continued use and operation in the current manner of the assets to which they relate (the liens and other encumbrances under clauses (i) through (iv) being "Permitted Liens"); and (v) liens, security interests and other encumbrances against the lessors' interests in property leased to the Company or any Subsidiary. Except for (1) those assets acquired after June 30, 1999, (2) assets leased by the Company or any Subsidiary from third parties pursuant to leases disclosed in the Disclosure Schedule or the non-disclosure of which in the Disclosure Schedule does not constitute a misrepresentation under
Section 4(m) of this Agreement and motor vehicles, all tangible personal property and assets material to the present operations of the Company and the Subsidiaries are reflected in the Interim Statement in a manner and to the extent required by GAAP (except for the absence of information that would be reflected in notes to financial statements). Seller has provided to Buyer a list of all material equipment owned by the Company or any Subsidiary as of July 31, 1999.

          (j) Title to Real Property. The Disclosure Schedule sets forth a complete list of all real property owned by any of the Company or any of the Subsidiaries (each, an "Owned Property") and a complete list of all real property leased by the Company or any of the Subsidiaries as a tenant (each, a "Leased Property"). The Company or one of the Subsidiaries continues to hold such title as it acquired to each Owned Property, has not done anything to adversely affect such title and, assuming good fee simple title in the landlord, has a valid leasehold interest in all Leased Property (an Owned Property or Leased Property being sometimes referred to as a "Company Property"), in each case free and clear of all mortgages, deeds of trust, liens, security interests, easements, restrictive covenants, rights-of-way, options to purchase of third parties granted by the Company or any Subsidiary, contracts of third parties with the Company or any Subsidiary permitting third parties to buy in the future, undivided interests in such Company Property granted by the Company or any Subsidiary, reversions or contingent reversions of Company Property to third parties and beneficial ownership of Company Property by third parties, and other encumbrances, except (i) Permitted Liens; (ii) mortgages, deeds of trust, liens, security interests, easements, restrictive covenants, rights-of-way, encroachments, and other encumbrances on any Company Property that are shown as of record; (iii) any conditions that may be shown by a current, accurate survey or physical inspection of any Company Property; (iv) mortgages, deeds of trust, liens, security interests, easements, restrictive covenants, rights-of-way, and other encumbrances or defects, whether or not of record, against the fee title or other estate held by the landlord with respect to any Leased Property; and (v) (A) platting, subdivision, zoning, building, and other similar restrictions, (B) other easements, restrictive covenants, rights-of-way, encroachments, and other similar encumbrances, whether or not of record, and (C) reservations of coal, oil, gas, minerals, and mineral interests, whether or not of record, none of which items set forth in this clause (v) individually or in the aggregate materially interferes with the continued use and operation of the Company Property to which it relates substantially in the manner in which such Company Property is currently used and operated. Neither the Company nor any Subsidiary has sold any portion of any Company Property to any third party. To Seller's knowledge, (x) since the date each Company Property was acquired by the Company or any of the Subsidiaries, as applicable, the Company and the Subsidiaries have enjoyed pacific, continuous, open, notorious and undisturbed use and possession of the same, except to the extent that the failure to have such use and possession would not materially impair the ownership or value or the continued use and operation of the Company Property in the current manner by the Subsidiary owning such Company Property, and (y) no action, claim or suit of any kind whatsoever has been settled, or is threatened to be settled, by any third party, including governmental authorities, against the Company or any of the Subsidiaries contesting title or possession of any Company Property or any part thereof in a manner which does, or is reasonably likely to, materially impair the ownership or value or the continued use and operation of the Company Property in the current manner by the Subsidiary owning such Company Property. To the best of Seller's knowledge, there is no significant fact or condition which would have an adverse effect on the ownership by the Company or any Subsidiary of the Company Property that has not been specifically disclosed in writing by the Company, the Subsidiaries or Seller to Buyer.

          (k) Condition of Assets. The assets and properties utilized in the Subsidiaries, whether owned or leased, other than the plants at which milling and related operations are presently idle, as set forth in the Disclosure Schedule, and the assets and properties therein, are physically in operating condition (reasonable wear and tear and depreciation because of age excepted), except where the failure to be in operating condition would not have a Material Adverse Effect. Except as expressly provided in this Section 4(k) and in
Section 4(s), no further representation is made concerning the physical condition of any of the Company Properties or any other assets of any of the Company or the Subsidiaries, all of which are being accepted "AS IS AND WHERE IS" as of the Closing (including all environmental aspects thereof, except as otherwise provided in Section 4(s)). Without limiting the preceding sentence, Seller makes no representation or warranty in this Agreement or otherwise as to the "Year 2000" compliance of any assets of the Company or the Subsidiaries.

          (l) Intellectual Property. To Seller's knowledge, the Disclosure Schedule sets forth a true and correct list of all material patents and patent applications, and all material registrations or applications for trademarks, trade names, service marks, commercial slogans and copyrights that are held by or on behalf of the Company or the Subsidiaries. To Seller's knowledge, except for those disclosed in the Disclosure Schedule as being owned by Seller, all of which (other than those containing the name Multifoods) will be licensed to one of the Subsidiaries at Closing pursuant to Section 8(c)(iii), the Company or one of the Subsidiaries owns (free and clear of all liens, security interests, and other encumbrances, other than Permitted Liens) or has the right to use, without payment to any other party (other than under a license described in the Disclosure Schedule or the non-disclosure of which would not constitute a misrepresentation under Section 4(m)), the patents, trademarks, trade names, service marks, commercial slogans and copyrights used by the Company and the Subsidiaries in the operation of their business, except where the failure of the Company or the Subsidiaries to own or have the right to use any such patent, trademark, trade name, service mark, commercial slogan or copyright would not have a Material Adverse Effect. Seller owns (free and clear of all liens, security interests and other encumbrances, other than Permitted Liens and, with respect to those trademarks, trade names and commercial slogans to be licensed to a Subsidiary pursuant to Section 8(c)(iii), those which do not impair Seller's rights to license them to one of the Subsidiaries at Closing), and has the right to license, to the extent provided in Section 8(c)(iii), to a Subsidiary at Closing the trademarks, trade names, service marks, commercial slogans and copyrights disclosed in the Disclosure Schedule as being owned by Seller. To Seller's knowledge, (i) no claims have been made in writing since January 1, 1996 by any person challenging or questioning either the right of any of the Company or the Subsidiaries to use, or the validity of, any trademark, trade name, service mark, commercial slogan or copyright set forth in the Disclosure Schedule (including those to be licensed by Seller to a Subsidiary under Section 8(c)(iii), but only with respect to their use in the Non-Competition Area described in
Section 5(f)) in any jurisdiction, domestic or foreign; (ii) since January 1, 1996, no person has claimed in writing the right to use any such trademark, trade name, service mark, commercial slogan or copyright listed in the Disclosure Schedule (including those to be licensed by Seller to a Subsidiary under Section 8(c)(iii), but only with respect to their use in the Non-Competition Area described in
Section 5(f)), other than under a license described in the Disclosure Schedule; and (iii) no claims of patent, trademark, trade name, service mark, commercial slogan or copyright infringement have been made in writing since January 1, 1996 by any person with respect to the right of any of the Company or the Subsidiaries to continue to sell any product or service without payment of a royalty or license fee (other than payments that are currently subject to a license described in the Disclosure Schedule). None of Seller, the Company, or the Subsidiaries has received any written notice that any material trademark, trade name, service mark, commercial slogan or copyright set forth in the Disclosure Schedule (including those to be licensed or transferred by Seller to a Subsidiary pursuant to Section 8(c)(iii)) has been declared unenforceable or otherwise invalid by any court or governmental authority.

          To Seller's knowledge, the Company and the Subsidiaries have such rights to use, possess or own intellectual property, whether registered or unregistered, as are necessary to operate the businesses of the Company and the Subsidiaries in the manner in which they are currently being operated. The absence of registered licenses from Seller to Molinos Nacionales, C.A. (MONACA) of the material registrations of trademarks, tradenames, service marks and commercial slogans disclosed in the Disclosure Schedule during the period that they were registered in the name of Seller and used by the Subsidiaries will not affect the use by the Subsidiaries or the enforceability of such trademarks, tradenames, service marks or commercial slogans, except where such limitations on use or enforceability would not have a Material Adverse Effect. At the Closing or as soon thereafter as is practicable, Seller will deliver to Buyer or one of the Subsidiaries all documents, if any, relating to the unregistered intellectual property rights of the Company and the Subsidiaries, including formulae and trade secrets, in the possession of Seller to the extent not then in the possession of the Company and the Subsidiaries.

          (m) Contracts. The Disclosure Schedule describes, and Seller has made available to Buyer true and complete copies of, each of the following agreements, contracts, understandings, or arrangements in effect as of the date of this Agreement to which any of the Company or the Subsidiaries is bound:

          (i) employment or severance agreement (other than those that at the Closing will be terminable at will or upon not more than 60 days' notice by the Company or one or more of the Subsidiaries without penalty or additional payments), provided that no representation is made regarding any non-contractual obligations imposed by law in the event of termination of an employee in Venezuela;

          (ii) covenant not to compete that materially restricts the operation of the Company and the Subsidiaries, individually or taken as a whole, as presently conducted;

          (iii) material agreement or contract with Seller or any affiliate of Seller (other than the Company or the Subsidiaries) or any current officer or director of any of the Company, the Subsidiaries, Robin Hood, the Monaca Subsidiary or of Seller or any other affiliate of Seller (other than employment agreements the non-disclosure of which does not constitute a misrepresentation under clause (i) above or Seller's Plans (as defined in Section 4(p));

          (iv) operating lease (as lessor or lessee) of any Company Property or any other real or tangible personal property (except any lease calling for payments of less than $25,000 per lease);

          (v) license (as licensor or licensee) of any patents, trademarks, trade names, service marks, copyrights, or other intellectual property material to the Company and the Subsidiaries, individually or taken as a whole (other than non-negotiated licenses of commercially available computer software);

          (vi) management, service, consulting, agency, representation, construction, or other similar contract under which there exists an aggregate future liability in excess of $25,000 per contract (other than those that at the Closing will be terminable at will or upon not more than 60 days' notice by the Company or one or more of the Subsidiaries without penalty or additional payments);

          (vii) material advertising agreement (other than those that at the Closing will be terminable at will or upon not more than 60 days' notice by the Company or one or more of the Subsidiaries without penalty or additional payments);

          (viii) written agreement for the purchase or sale of raw materials, supplies, or products that calls for performance over a period of more than one year (other than those that at the Closing will be terminable at will or upon not more than 60 days' notice by the Company or one or more of the Subsidiaries without penalty or additional payments);

          (ix) other than with respect to intercompany loans or advances to be paid in full at or before the Closing under Section 8(g), agreement or contract under which any money has been borrowed or loaned or any note, bond, indenture, or other evidence of indebtedness has been issued, directly or indirectly guaranteed or assumed (other than endorsements for the purpose of collection in the ordinary course of business);

          (x) mortgage, deed of trust, guaranty by the Company or any Subsidiary, pledge agreement, security agreement, purchase money agreement, conditional sales contract, or capital lease (other than (A) any purchase money agreement, conditional sales contract, or capital lease evidencing liens only on tangible personal property incurred in connection with the operations of the Company and its Subsidiaries under which there exists an aggregate future liability not in excess of $25,000 per contract or lease; and (B) protective filings of financing statements under the Uniform Commercial Code or similar statute);

          (xi)     partnership or joint venture agreement;

          (xii) material distribution agreement not terminable at will or upon not more than 60 days' notice by the Company or one or more of the Subsidiaries without penalty or additional payments; and

          (xiii) other agreement, contract, understanding, or arrangement not made in the ordinary course of business, except those calling for payments of less than $25,000 per agreement, contract, understanding or arrangement.

Each agreement, contract, understanding, and arrangement required to be described in the Disclosure Schedule under this Section 4(m) (collectively, the "Contracts") is valid, binding, and in full force and effect, and enforceable by the Company or the Subsidiaries in accordance with its terms, except (A) as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar laws affecting creditors' rights generally and by general principles of equity, or (B) such invalidity, lack of binding effect, or lack of enforceability that would not have a Material Adverse Effect. None of Seller, the Company, or the Subsidiaries is (with or without the lapse of time or the giving of notice, or both) in breach of, or in default under, any of the Contracts, except if such breach or default would not have a Material Adverse Effect, and, to Seller's knowledge, no other party to any of the Contracts is (with or without the lapse of time or the giving of notice, or both) in breach of, or in default under, any of the Contracts, except if such breach or default would not have a Material Adverse Effect.

          (n) Litigation; Decrees. As of the date of this Agreement, no action, lawsuit, proceeding, or investigation is pending (with respect to which any of Seller, the Company, or any of the Subsidiaries has been notified) or, to Seller's knowledge, threatened against any of the Company or one or more of the Subsidiaries, that, if decided adversely to such person, would have a Material Adverse Effect. As of the date of this Agreement, none of the Company or any of the Subsidiaries is specifically identified as a party subject to any material restrictions or limitations under any judgment or order of any court, administrative agency or commission, or other governmental authority or instrumentality, domestic or foreign. There are no judgments, orders or decrees of any court, administrative agency or commission, or other governmental authority or instrumentality, domestic or foreign, to which Seller is subject which would prohibit or enjoin, or otherwise adversely affect, the ability of Seller to consummate the transactions contemplated hereby.

          (o) Insurance. The insurance policies currently maintained with respect to the Company and the Subsidiaries and their respective assets, properties, and businesses (other than Seller's Plans, as defined in Section 4(p)) are listed in the Disclosure Schedule. Seller has made available to Buyer true and correct copies of all such policies of insurance maintained by the Company or any Subsidiary (but not those maintained by Seller).

          (i) All such insurance policies to which the Company or any of the Subsidiaries is a party or that provide coverage to the Company or any Subsidiary:

(A)     are valid and enforceable; and

(B) are sufficient for compliance with all legal requirements and contracts to which the Company or any Subsidiary is a party or by which any of them is bound except where failure to comply would not have a Material Adverse Effect.

          (ii) With respect to the policies disclosed in the Disclosure Schedule, except as noted in Section 8(h)(i), none of Seller, the Company nor any Subsidiary has received any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

          (iii) Seller, the Company or the Subsidiaries have paid all premiums due, and have otherwise performed all of their respective obligations, under each policy to which the Company or any Subsidiary is a party or that provides coverage to the Company or any Subsidiary.

          (p)     Employee Benefits.

     (i) The Disclosure Schedule identifies each employee pension, retirement, profit sharing, stock bonus, stock option, stock purchase, bonus, incentive, deferred compensation, hospitalization, medical, dental, vision, vacation, insurance, sick pay, disability, severance, or other plan, fund, program, policy, contract, or arrangement providing employee benefits maintained or contributed to by any of Seller, the Company, or the Subsidiaries in which any employees of any of the Company or the Subsidiaries who will continue to be employees of the Company or the Subsidiaries after the Closing are participating or maintained or contributed to by the Company or the Subsidiaries under which any current or former employees of any of the Company or the Subsidiaries have accrued any benefits to which they remain entitled (the "Seller's Plans"). Seller has provided Buyer with true and correct copies or accurate summaries of all Seller's Plans.

     (ii) Except as provided in Section 9 or to the extent accrued in the Closing Statement, none of Buyer, the Company, or the Subsidiaries will have after the Closing any liability of any kind payable with respect to any Seller's Plan that is attributable to benefits accrued before the Closing or the operation or administration of the Seller's Plan before the Closing.

          (q) Absence of Changes or Events. From June 30, 1999 through the date of this Agreement, the Company's business has been conducted in the ordinary course substantially consistent with past practices. Without limiting the generality of the immediately preceding sentence, from June 30, 1999 through the date of this Agreement, none of the Company or the Subsidiaries has:

          (i) suffered any damage or destruction (not fully covered by insurance, subject to reasonable deductions or retentions) or caused or experienced any other event that has resulted in the discontinuance of operations or otherwise has caused, or may be reasonably likely to cause, a Material Adverse Effect or otherwise suffered any Material Adverse Effect;

          (ii)     amended its charter or bylaws or other
organizational documents;

          (iii) declared or paid or set aside for payment any dividend or other distribution of any of its assets with respect to the Shares or the capital stock of the Subsidiaries, other than distributions of assets made by a Subsidiary to the Company or other Subsidiary;

          (iv) redeemed, purchased or otherwise acquired any shares of its capital stock or sold, granted or otherwise disposed of, directly or indirectly, any shares of its capital stock or other securities or issued any capital stock or any option, warrant, or right relating thereto or any security convertible into its capital stock or agreed to change or amend any terms or conditions of any such capital stock or securities, or granted any registration right with respect thereto;

          (v) adopted or amended any Seller's Plan maintained by any of the Company or the Subsidiaries (rather than by Seller) except to the extent required by applicable law or entered into any collective bargaining agreement;

          (vi) granted to any employee of any of the Company or the Subsidiaries any increase in compensation or other material benefits, except (A) as may be required under existing agreements or (B) in the ordinary course of business consistent with past practices or increases for which Seller or any affiliate of Seller (other than the Company or the Subsidiaries) is solely obligated; or permitted any sums or other corporate assets of any of the Company or the Subsidiaries to be paid to or withdrawn from the Company or the Subsidiaries by the directors or officers of the Company or the Subsidiaries, except for ordinary compensation and fees, payments under established benefit plans, and ordinary expense reimbursement and similar payments;

          (vii) incurred, assumed, or guaranteed any indebtedness for borrowed money other than intercompany indebtedness to be paid in full at or before the Closing under Section 8(g) and other indebtedness incurred in the ordinary course of business consistent with past practices that is prepayable at any time without penalty;

          (viii) granted any mortgage, pledge, lien, or encumbrance on, or agreed to the imposition of any restriction or charge of any kind with respect to, any of its assets, other than under purchase money agreements, conditional sales contracts, capital leases, operating leases, or licenses that are incurred in the ordinary course of business based on past practices of the Company and the Subsidiaries;

          (ix) canceled any indebtedness owing to it, or waived any claims or rights of material value (other than settlements of trade accounts in the ordinary course of business that, either individually or in the aggregate, would not have a Material Adverse Effect);

          (x) except for intercompany indebtedness excepted under clause (vii) of this Section 4(q), and except for other intercompany transactions in the ordinary course of business (including the making of guarantees by Seller of obligations of the Company or one or more Subsidiaries), loaned or advanced any amount to, or sold, transferred, or leased any of its material assets to, or entered into any material agreement or arrangement with, Seller or any of its affiliates (other than the Company or the Subsidiaries);

          (xi) made any change in method of accounting or accounting practice or policy other than those required by GAAP;

          (xii) purchased or otherwise acquired any assets or made any capital expenditures (other than (A) purchases of inventory in the ordinary course of business consistent with past practices and (B) capital expenditures that, together with all other capital expenditures made by any of the Company or the Subsidiaries since July 1, 1999, do not exceed $500,000 in the aggregate), provided that the Subsidiaries have committed to make additional capital expenditures that do not exceed $500,000 in the aggregate;

          (xiii) sold, leased to others or otherwise disposed of any of its assets that are material, individually or in the aggregate, to the Company and the Subsidiaries, taken as a whole (other than sales of inventory in the ordinary course of business consistent with past practices) or that would have a material adverse effect upon the ownership of the capital stock of the Company or any Subsidiary, individually or taken as a whole;

          (xiv) modified or amended any of the Contracts in any respect materially adverse to the business, assets, financial condition, or results of operations of the Company and the Subsidiaries, taken as a whole or that would have a material adverse effect upon the ownership of the capital stock of the Company or any Subsidiary, individually or taken as a whole;

          (xv) extended payment terms to customers other than in the ordinary course of business or permitted any material change in its credit practices;

          (xvi)     except as permitted under clause (vii) of this
Section 4(q), made any loans or advances to, guaranties for the benefit of, or investments in, any person or entity (other than customary travel and other expense advances, salary advances, and employee relocation assistance in accordance with past practices);

          (xvii) entered into any merger, consolidation or corporate reorganization; or

          (xviii)     agreed, whether orally or in writing, to do any
of the foregoing.

          (r) Compliance with Laws. Each of the Company and the Subsidiaries is in compliance with all applicable statutes, laws, ordinances, rules, orders, and regulations of any governmental authority or instrumentality, domestic or foreign (including all Environmental Laws as defined in Section 11(b)(ix)), except for noncompliance that would not have a Material Adverse Effect. No written notice (the reason for which has not been corrected) has been served upon Seller, the Company, or any of the Subsidiaries since January 1, 1996 by any governmental body of any material violation of any statute, law, ordinance, order, rule, or regulation (including any Environmental Law). The Company and the Subsidiaries have all governmental franchises, licenses, permits, approvals, and other authorizations (including permits required to comply with Environmental
Laws) necessary in order to enable them to own, operate, and use their assets and conduct their business as it is currently being conducted, except where the failure to obtain and maintain the same would not have a Material Adverse Effect. All material governmental franchises, licenses, permits, authorizations, and approvals possessed by any of the Company or the Subsidiaries and used in the operation of their business (including all material permits required to comply with Environmental Laws) are listed in the Disclosure Schedule.

          (s)     Environmental Matters.

          (i) To Seller's knowledge, (a) no real property owned or operated by the Company or any Subsidiary contains any Hazardous Substances that will be reasonably likely to be the subject of any claim for liability by any governmental authority and result in material liability to the Company or any Subsidiary if the real property is operated as presently operated and the Hazardous Substances, if not presently exposed, are not exposed; (b) no real property formerly owned or operated by the Company or any Subsidiary was contaminated with any Hazardous Substances that will be reasonably likely to be the subject of any claim for liability by any governmental authority and result in material liability to the Company or any Subsidiary; (c) neither the Company nor any Subsidiary has made any off-site disposal of any Hazardous Substance that is reasonably likely to be the subject of any claim for liability by any governmental authority and to result in material liability to the Company or any Subsidiary; and (d) Seller has provided Buyer with copies of all environmental reports, filings, regulatory correspondence and other environmental data prepared or received by the Company or any Subsidiary since January 1, 1996 concerning the Company, the Subsidiaries and their compliance with, or liability under, any Environmental Law which are in the possession of Seller, the Company or any Subsidiary.

          (ii) For purposes of this Agreement, the term "hazardous substance" means any matter, waste or mixture containing any substance defined as hazardous or toxic by any Environmental Law governing the operations of the Company or the Subsidiaries at the Company Property at which such matter, waste or mixture is located.

          (t) Employee and Labor Relations. None of the Company or the Subsidiaries is a party to, or is bound by, any collective bargaining agreement or other contract with a labor union. No labor strikes, lockouts, or material labor disputes or work stoppages are pending or, to Seller's knowledge, have been threatened since January 1, 1996 against any of the Company or the Subsidiaries. To Seller's knowledge, no union organizational campaign has occurred since January 1, 1996 with respect to the employees of the Company or the Subsidiaries.

          (u) Accounts. The Disclosure Schedule sets forth the name of each bank or other financial institution in which any of the Company or the Subsidiaries has an account, lock box, or safe deposit box and the names of all persons authorized to draw thereon or have access thereto.

          (v) No Undisclosed Liabilities. Except as reflected, reserved against, or otherwise disclosed in the Audited Financial Statements or the Interim Statement, the Company and the Subsidiaries had, as of the dates of the respective balance sheets included therein, no liabilities or obligations that would be required as of those dates to be reflected on a balance sheet (or required to be disclosed in the notes thereto) prepared in accordance with GAAP in effect on those dates (without regard to events, incidents, assertions, or state of knowledge occurring after the dates of such balance sheets) that would have a Material Adverse Effect.

          (w) Inventory. All inventories reflected on the Audited Financial Statements and the Interim Statement (including finished goods, work in process, raw materials, and supplies) were as of their respective dates, and all inventories existing as of July 31, 1999 will, as of July 31, 1999, be, properly valued on the Closing Statement at the lower of cost or market value in accordance with prior practices.

           (x) Accounts Receivable. All accounts receivable of the Company and the Subsidiaries that are reflected on the Audited Financial Statements or on the Interim Statement represented, as of the respective dates of such financial statements, valid obligations arising from sales actually made or services actually performed in the ordinary course of business, provided that nothing stated herein shall constitute a guaranty of the collectibility of such receivables and no representation is made as to Excluded Assets, as defined in Section 8(j), or Written-Off Assets, as defined in Section 8(k).

          (y) Corporate Name. There are no actions, suits or proceedings pending, or to the knowledge of Seller, threatened, against or affecting the Company or any of the Subsidiaries that may result in any impairment of the right of the Company or any such Subsidiary to use its corporate name. To the knowledge of Seller, the use of the corporate names of the Company and the Subsidiaries does not infringe the rights of any third party.

          (z) Customers. Set forth in the Disclosure Schedule is a complete and accurate list of the top 10 customers in terms of sales of the Company and the Subsidiaries during the fiscal year ended February 28, 1999.

          (aa) Year 2000 Plans. Molinos Nacionales, C.A. (MONACA) has adopted plans to investigate and correct "Year 2000" problems associated with the operation of its businesses. The Company has informed Buyer of such plans.

          (bb) AGROMONACA, C.A., Robin Hood and the Monaca Subsidiary. AGROMONACA, C.A., does not own, lease or otherwise hold any properties or assets and does not conduct or carry on any business or operations. Neither Robin Hood nor any subsidiary of Robin Hood holds any properties or assets related to the conduct of the business of the Subsidiaries in the Non-Competition Area (as defined in Section 5(f)). The assets of the Monaca Subsidiary are of the nature set forth in Section 4(bb) of the Disclosure Schedule.

          (cc) Books and Records. All books of account, minute books, stock record books, and other records of the Company and the Subsidiaries have been made available to Buyer or its counsel. At or promptly after the Closing, all of those books and records will be in the possession of the Company and the Subsidiaries, respectively.

          (dd) Utilities. All water, gas, electric, telephone and other utility equipment required by law and now utilized by the Company and the Subsidiaries on Company Property are installed and connected pursuant to valid permits and are reasonably adequate for the present use of the Company Property on which they are located, and all fees and charges with respect thereto that are due and payable have been paid in full, except where the failure to install any such utilities, obtain such permits or make such payments does not individually or in the aggregate materially interfere with the continued use and operation of the Company Property to which they relate substantially in the manner in which such Company Property is currently used and operated.

          (ee) Representations and Warranties in Note Purchase Agreement. All of the representations and warranties of Seller contained in the form of Note Purchase Agreement attached as Exhibit A are true and correct and are incorporated herein as if made in their entirety herein.

     5. Covenants of Seller. Seller covenants with Buyer as follows:

          (a) Access. Until the Closing, Seller will, and will cause the Company and the Subsidiaries to, give Buyer and its officers, employees, agents, and representatives reasonable access, during normal business hours and upon reasonable notice, to the personnel, properties, books, and records of the Company and the Subsidiaries; provided, however, that (i) such access shall not unreasonably disrupt the normal operations of any of Seller, the Company, or the Subsidiaries; and (ii) Seller may excise from any books and records to which Buyer and its officers, employees, agents, and representatives have access all information that does not relate to the Company or the Subsidiaries.

          (b) Ordinary Conduct. Except as expressly contemplated by this Agreement (including Section 8), from the date hereof to the Closing, Seller will cause the business of the Company and the Subsidiaries to be conducted in the ordinary course in substantially the same manner as presently conducted and will cause the Company and the Subsidiaries to maintain their corporate existence in good standing, maintain proper business and accounting records, and make all reasonable efforts consistent with past practices to preserve their business organization and relationships with their respective material customers and suppliers, key employees, and others with whom they have a material business relationship, provided that Seller shall not be required to cause the Company's or the Subsidiaries' assets to be in "Year 2000" compliance. In addition, except as expressly contemplated by this Agreement (including Section 8), Seller will not permit any of the Company or the Subsidiaries to do any of the following without the prior written consent of Buyer:

          (i) amend its charter or bylaws or other organizational documents;

          (ii) declare or pay or set aside for payment any dividend or other distribution of any of its assets with respect to the Shares or the capital stock of the Subsidiaries, other than distributions of assets made by a Subsidiary to the Company or another Subsidiary;

          (iii) redeem, purchase or otherwise acquire or sell, grant or otherwise dispose of, directly or indirectly, any shares of its capital stock or other securities or issue any capital stock or any option, warrant, or right relating thereto or any security convertible into its capital stock or agree to change or amend any terms or conditions of any such capital stock or securities;

          (iv) adopt or amend any Seller's Plan maintained by the Company or the Subsidiaries (rather than by Seller) or enter into any collective bargaining agreement, except to the extent required by applicable law;

          (v) grant to any employee of the Company or the Subsidiaries any increase in compensation or other material benefits, except (A) as may be required under existing agreements, (B) in the ordinary course of business consistent with past practices, (C) increases for which Seller or any affiliate of Seller (other than the Company or the Subsidiaries) shall be solely obligated, (D) the sale by the Subsidiaries at less than market value or transfer by the Subsidiaries without consideration to employees of the Subsidiaries of
(1) automobiles used by such employees and (2) memberships in clubs used by such employees, and (E) stay bonuses, in the amounts, and to the employees of the Subsidiaries, set forth in Section 5(b) of the Disclosure Schedule for continuing as employees of the Subsidiaries following the Closing; or permit any sums or other corporate assets of any of the Company or the Subsidiaries to be paid to or withdrawn from the Company or the Subsidiaries by the directors or officers of the Company or the Subsidiaries, except for ordinary compensation and fees, payments under established benefit plans, and ordinary expense reimbursement and similar payments;

          (vi) incur, assume, or guarantee any indebtedness for borrowed money other than intercompany indebtedness to be paid in full at or before the Closing under Section 8(g) and other indebtedness incurred in the ordinary course of business consistent with past practices that is prepayable at any time without penalty;

          (vii) grant any mortgage, pledge, lien, or encumbrance on, or agree to the imposition of any restriction or charge of any kind with respect to, any of its assets, other than under purchase money agreements, conditional sales contracts, capital leases, operating leases, or licenses in the ordinary course of business consistent with past practice;

          (viii) cancel any indebtedness owing to it or waive any claims or rights of material value (other than settlements of trade accounts in the ordinary course of business that, either individually or in the aggregate, would not have a Material Adverse Effect);

          (ix) except for intercompany indebtedness permitted under clause (vi) above or guarantees by Seller of obligations of the Company or any Subsidiary, and except for other intercompany transactions in the ordinary course of business, loan or advance any amount to, or sell, transfer, or lease any of its material assets to, or enter into any material agreement or arrangement with, Seller or any of its affiliates (other than the Company or the Subsidiaries);

          (x) make any change in a method of accounting or accounting practice or policy other than those required by GAAP;

          (xi) purchase or acquire any assets or make any capital expenditures (other than (A) purchases of inventory in the ordinary course of business consistent with past practices and (B) capital expenditures that, together with all other capital expenditures made by any of the Company or the Subsidiaries since July 1, 1999, do not exceed $500,000 in the aggregate, provided that the Company and the Subsidiaries may in addition commit for capital expenditures that are not made as of the Closing in an amount not to exceed $500,000);

          (xii) sell, lease to others or otherwise dispose of any of its assets that are material, individually or in the aggregate, to the Company and the Subsidiaries, taken as a whole (other than sales of inventory in the ordinary course of business consistent with past practices) or that would have a material adverse effect upon the ownership of the capital stock of the Company or any Subsidiary, individually or taken as a whole;

          (xiii) enter into any Contract or any contract, agreement or order for the purchase of any wheat, oats, corn or rice without the express prior written consent of Manuel Rubiralta or any other person designated by Buyer, modify, amend, or terminate any of the Contracts in any respect materially adverse to the business, assets, financial condition, or results of operations of the Company and its Subsidiaries, taken as a whole or that would have a material adverse effect upon the ownership of the capital stock of the Company or any Subsidiary, individually or taken as a whole, except terminations upon expiration of a Contract's term;

          (xiv) extend payment terms to customers other than in the ordinary course of business or permit any material change in its credit practices;

          (xv) except as permitted under clause (vi) above, make any loans or advances to, guaranties for the benefit of, or investments in, any person or entity (other than customary travel and other expense advances, salary advances, and employee relocation assistance in accordance with past practices);

          (xvi) enter into any merger, consolidation or corporate reorganization;

          (xvii) change any practice with respect to Taxes, change or revoke any Tax election or settle or compromise any dispute involving a Tax liability;

          (xviii)     initiate or enter into any negotiations or
solicitation or discuss or encourage (including by way of furnishing non-public information) any offer or proposal regarding the sale or transfer, direct or indirect, of any of the Shares or any share of the capital stock of any of the Subsidiaries or permit its officers, directors, agents or affiliates to do so; or

          (xix) agree, whether orally or in writing, to do any of the foregoing.

          (c) Confidentiality. Seller will keep confidential and cause its affiliates to keep confidential all nonpublic information relating to the Company and the Subsidiaries that does not also relate to any of the other businesses of Seller or any of its affiliates, except for disclosures required by law, the rules of any securities exchange to which it is subject, or administrative process (including disclosures required in Tax Returns or in other governmental filings) and disclosures in the defense of any Third Party Claim (as defined in Section 11(f)) or the contest of any Tax Claim (as defined in Section 11(g)), provided that Seller shall provide Buyer with reasonable notice of any required disclosure, to the extent practicable, and except for information that becomes public other than as a result of a breach of this Section 5(c) or is disclosed by Seller in the defense of any claim by Buyer or any of its affiliates against Seller. Seller will, to the extent practicable, excise from any books and records of Seller or any of its affiliates that relate to both the Company and any other businesses of Seller or any of its affiliates all information that relates solely to the Company or the Subsidiaries before the disclosure of such books and records to any third party.

          (d) Insurance. Seller shall use reasonable efforts to keep all insurance policies set forth in the Disclosure Schedule in effect on the date hereof, or equivalent replacements therefor, in full force and effect until the Closing.

          (e) Resignations. At the Closing, Seller shall deliver to Buyer duly signed resignations, effective immediately after the Closing, of all directors and executive officers of the Company and the Subsidiaries, except as otherwise provided in a notice from Buyer to Seller at least two business days prior to Closing.

          (f)     Covenant Not to Compete.

     (i) Seller hereby agrees that, except as provided below, for a period commencing on the Closing Date and terminating on the fifth anniversary of the Closing Date, it will not, except in the case of a Permitted Investment, directly or indirectly engage in (or become a partner, co-venturer, co-marketer, or shareholder in or otherwise participate in the management or operation of any venture or enterprise of any kind that engages in) the business of manufacturing, selling, and/or distributing (A) wheat flour, corn flour, and corn flour for production of corn tortillas and arepas, wheat flour tortillas, whole grain rice, rice flour, corn cooking oil, oat cereals, or spices, for use by retail consumers sold through retail grocery stores; and (B) wheat flour or prepared bakery mixes to food processors and commercial and retail bakeries (the "Restricted Business"), in each case in the countries of Argentina, Bolivia, Brazil, Chile, Colombia, Ecuador, French Guiana, Guyana, Paraguay, Peru, Suriname, Uruguay, or Venezuela (the "Non-Competition Area"); provided that Seller may own in the aggregate, directly or indirectly, up to 10% of any outstanding class of equity securities of any entity engaged in the Restricted Business in the Non-Competition Area, the equity securities of which are publicly traded on a domestic or foreign stock exchange or in a domestic or foreign over-the-counter market, provided, however, that said equity interest shall not include a right of Seller, directly or indirectly, to appoint a member of the board of directors of the entity engaged in the Restricted Business or permit the Seller to control said entity engaged in the Restricted Business in a manner disproportionate to its 10% or less interest in the equity securities of such entity. None of the marketing, distribution, or sale by Seller, directly or indirectly, of products of any nature manufactured by others shall be deemed to constitute part of the Restricted Business for any purpose hereof if such marketing, distribution or sale is pursuant to the conduct by Seller, directly or indirectly, of its distribution businesses at the request of customers of such businesses for which the primary distribution business of Seller, directly or indirectly, occurs outside of the Non-Competition Area. Seller acknowledges that the restrictions and covenants contained in this Section 5(f) are a material inducement to and consideration for Buyer in entering into this Agreement and consummating the transactions contemplated hereby.

     (ii) For purposes of this Section 5(f), a Permitted Investment includes either of the following:

          (A) an acquisition after the Closing of an entity or all or any portion of its equity interests or of its businesses (the entity or businesses so acquired called the "Acquired Business") if that portion of the Acquired Business that is engaged in the Restricted Business in the Non-Competition Area (the "Competing Business") generated less than $15 million in revenues or accounted for less than 15% of the total revenues of the Acquired Business during the most recently completed fiscal year of the Acquired Business preceding the date of the acquisition; or

          (B) an acquisition after the Closing of an Acquired Business or all or any portion of its equity interests if (1) that portion of the Acquired Business constituting the Competing Business generated $15 million or more, but no more than $25 million, in revenues and accounted for 15% or more, but less than 25%, of the total revenues of the Acquired Business during the most recently completed fiscal year of the Acquired Business preceding the date of the acquisition; (2) Seller gives written notice to Buyer of the acquisition and the identity of the Acquired Business (which shall contain a description of the businesses conducted by the Acquired Business, including the Competing Business) as promptly as practicable after the acquisition; and (3) Seller endeavors in good faith to dispose of, or cause the Acquired Business to dispose of, the Competing Business on commercially reasonable terms within 18 months after the acquisition.

     (iii)     Notwithstanding anything stated in Section 5(f)(i), if
(A) any Person shall acquire, directly or indirectly, a majority of the common stock or voting power of the capital stock of Seller, or (B) any Person shall be combined, pursuant to merger, consolidation or otherwise, with Seller, directly or indirectly, in a business combination in which the holders of the equity interests in the Person immediately prior to the business combination and the holders of the equity interests in the Seller immediately prior to the business combination each hold, directly or indirectly, at least 20% of the common stock or the voting power of the capital stock (or equivalent ownership interests) of Seller or the combined entity immediately after the business combination (each transaction referred to in either clause
(A) or clause (B) hereinafter referred to as an "acquisition/combination transaction"), the reference to the "fifth anniversary date" in Section 5(f)(i) shall be deemed for all purposes thereof to be "the third anniversary date," such that Section 5(f)(i) shall be of no effect after the third anniversary date of the Closing Date. In addition, if Seller is combined with any other Person, directly or indirectly, in an acquisition/combination transaction, nothing stated in Section 5(f)(i) shall limit the Seller's right, after the acquisition/combination transaction, to conduct any business of the nature conducted by the combining Person immediately prior to acquisition/combination transaction.

     (iv) Notwithstanding anything stated in this Section 5(f), Robin Hood may continue its business of selling mixes and other consumer products to Cadenalco S.A. and Comercializadora Sampo Ltda. in Colombia, provided that such business shall not be expanded in volume from its existing sales and shall be discontinued on or prior to December 31, 1999.

          (g) Delivery of Records. At the Closing or as soon thereafter as practicable, but no later than 30 days after the Closing Date, Seller will deliver to Buyer all corporate records of the Company and the Subsidiaries, and all other original agreements, documents, books, and records relating to the Company and the Subsidiaries in the possession of Seller to the extent not then in the possession of the Company or the Subsidiaries; provided, however, that (i) subject to Buyer's rights of access under Section 12(b) and Seller's obligations under Section 5(c), Seller may retain copies of all original Tax Returns and work papers relating to Taxes of the Company and the Subsidiaries, (ii) subject to Seller's obligations under Section 5(c), Seller may keep and use a copy of all such accounting books and records, and (iii) with respect to books and records relating to both the Company and the Subsidiaries, on the one hand, and to any other business or operation presently or formerly conducted by Seller or any of its other affiliates (including Robin Hood and its subsidiaries and the Monaca Subsidiary), on the other hand, (A) subject to Seller's obligations under Section 5(c), Seller may keep and use or otherwise transfer to a third party a copy of such books and records, and (B) excerpts from such books and records that do not relate to the Company and its Subsidiaries may be excised from the books and records that are delivered to Buyer.

          (h) Owned Real Property. With respect to the four parcels of Owned Property marked with an asterisk in Section 4(j) of the Disclosure Schedule, the Certificates of Ownership and Encumbrances indicate an area that differs from the area shown in Section 4(j) of the Disclosure Schedule and in the records of the appropriate government registrar. With respect to the Owned Property consisting of a rice mill in Acarigua, as disclosed in Schedule 4(j) of the Disclosure Schedule, ownership is registered in the records of the appropriate government registrar in the name of an entity that was merged with Molinos Nacionales, C.A. (MONACA). Seller agrees to use its best efforts promptly (i) to obtain and deliver to Buyer revised Certificates of Ownership and Encumbrances with respect to the four Owned Properties that are asterisked in Section 4(j) of the Disclosure Schedule that indicate the same area that is shown in Schedule 4(j) of the Disclosure Schedule, and (ii) to have the Owned Property consisting of a rice mill in Acarigua registered in the name of Molinos Nacionales, C.A. (MONACA) and to obtain a Certificate of Ownership and Encumbrances showing such registration. If Seller is unable to receive such revised Certificates of Ownership and Encumbrances or to effect such registration of the rice mill despite its best efforts, Seller, notwithstanding anything stated in this Agreement, hereby agrees to indemnify Buyer, the Company and the Subsidiaries against any loss, liability, claim, damage or expense (including any material impairment of the ownership or the continued use and operation of such Owned Property in the current manner by the Subsidiary owning such Owned Property) that results from the disparity between the area of the four Owned Properties asterisked in Schedule 4(j) of the Disclosure Schedule, as shown in Schedule 4(j) of the Disclosure Schedule, and the area of such Owned Properties shown on the Certificates of Ownership and Encumbrances delivered to Buyer prior to the date of this Agreement or from the failure of the ownership of the rice mill in Acarigua to be registered in the name of Molinos Nacionales, C.A. (MONACA), without any thresholds, caps or time limitations on such indemnification. In consideration of this covenant and indemnification, Seller shall not be deemed to have breached Section 4(j) of this Agreement solely because of the area of the four asterisked Owned Properties shown on Schedule 4(j) of the Disclosure Schedule or the failure of the rice mill in Acarigua to be registered in the name of Molinos Nacionales, C.A. (MONACA), notwithstanding anything stated in Section 4(j).

     6. Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

          (a) Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the Country of Mexico. Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. All corporate acts and proceedings required to be taken to authorize the execution, delivery, and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution, and delivery of this Agreement by Seller, constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar laws affecting creditors' rights generally and by general principles of equity.

          (b) No Conflicts. The execution, delivery, and performance by Buyer of this Agreement do not, and the consummation by Buyer of the transactions contemplated hereby will not, directly or indirectly (with or without notice or lapse of time) (i) conflict with, or result in any violation of, any provision of the certificate of incorporation or bylaws of Buyer, or (ii) conflict with, result in any violation of, or constitute a default under, any instrument, contract, commitment, agreement, or arrangement to which Buyer is a party or by which Buyer or its property or assets is bound, or any judgment, order, writ, injunction, or decree to which Buyer has been specifically identified as subject, or any statute, law, ordinance, rule, or regulation applicable to Buyer or its property or assets (except where such conflict, violation, or default would not materially impair the ability of Buyer to consummate the transactions contemplated hereby). No material consent, approval, license, permit, order, or authorization of, or registration, declaration, or filing with, any court, administrative agency or commission, or other governmental authority or instrumentality, domestic or foreign, is required to be obtained or made by Buyer in connection with the execution, delivery, and performance by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby other than compliance with the HSR Act.

          (c) Securities Act of 1933. The Shares purchased by Buyer under this Agreement are being acquired for Buyer's own account and not with a view to, or for resale in connection with, any distribution or public offering thereof, and Buyer will not offer to sell or otherwise dispose of the Shares so acquired by it in violation of any of the registration requirements of the Securities Act of 1933, as amended, or applicable state securities laws.

          (d) Litigation; Decrees. There are no judgments, orders, or decrees of any court, administrative agency or commission, or other governmental authority or instrumentality, domestic or foreign, to which Buyer is subject that would prohibit or enjoin, or otherwise adversely affect the ability of Buyer to consummate, the transactions contemplated hereby. As of the date of this Agreement, no action, lawsuit, proceeding, or investigation is pending (with respect to which Buyer has been notified) or, to Buyer's knowledge, threatened against Buyer that, if decided adversely to Buyer, individually or in the aggregate, is reasonably likely to adversely affect the ability of Buyer to consummate the transactions contemplated hereby.

          (e)     Representations and Warranties in Note Purchase
Agreement . All of the representations and warranties of Buyer contained in the form of Note Purchase Agreement attached as Exhibit A are true and correct and are incorporated herein as if made in their entirety herein.

     7. Covenants of Buyer. Buyer covenants with Seller as follows:

          (a) Confidentiality. Buyer acknowledges that the information being provided to it by Seller is subject to the terms of a confidentiality agreement between Buyer and Seller dated as of September 16, 1998 (the "Confidentiality Agreement"), the terms of which are incorporated herein by reference, and which shall remain in full force and effect until the Closing. The Confidentiality Agreement shall remain in effect after the Closing as to all confidential information that does not relate solely to the Company or the Subsidiaries. Buyer agrees that it will not use confidential information provided to it in connection herewith to trade in Seller's common stock.

          (b) No Representations or Warranties. Buyer acknowledges that none of Seller, the Company, the Subsidiaries, or any other person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding any of Seller, the Company, or the Subsidiaries not expressly included in this Agreement or in any certificate signed by Seller and delivered pursuant hereto, and none of Seller, the Company, the Subsidiaries, or any other person will be subject to any liability to Buyer or any other person resulting from Buyer's use of any such information, except as expressly provided in this Agreement.

          (c) Retention of Records. Without limiting the provisions of Sections 11 and 12, unless otherwise consented to in writing by Seller (which shall not be unreasonably withheld), Buyer shall at no time after the Closing permit the Company or the Subsidiaries to destroy or otherwise dispose of any of its books and records existing as of the Closing, which books and records are less than seven years old at the time of such proposed destruction, without first offering, by notice to Seller, to surrender to the Seller, such books and records or any portion thereof, at least thirty days before the proposed destruction or other disposition.

          (d) Debt Releases. Buyer shall endeavor in good faith, using commercially reasonable efforts, to either (i) cause Buyer to be substituted for Seller and all of its affiliates other than the Company and the Subsidiaries as of the Closing, without recourse to Seller or any such affiliates, with respect to (A) all guarantees thereby of, (B) other financial accommodations thereby of, and (C) security provided thereby for, indebtedness or other obligations of the Company or one or more of the Subsidiaries and for all reimbursement obligations of Seller and all of its affiliates other than the Company or any of the Subsidiaries to issuers of letters of credit or other third-party credit enhancements backing obligations of the Company or any of the Subsidiaries or (ii) to refinance and repay all such indebtedness and other obligations of the Company and the Subsidiaries as of the Closing. Buyer shall at Closing either pay directly to Seller or contribute funds necessary for the Company or any of the Subsidiaries to repay intercompany debt of the Company and Subsidiaries to Seller. Nothing stated herein shall limit the Closing condition provided for in
Section 3(b)(v).

     8. Mutual Covenants. Each of Seller and Buyer covenants as follows:

          (a) Consents. Buyer acknowledges that (i) certain consents to the transactions contemplated by this Agreement may be required from parties to instruments, contracts, commitments, agreements, or arrangements of the Company that are described in the Disclosure Schedule or the nondisclosure of which therein does not constitute a misrepresentation under Section 4(b), which consents have not been obtained, and (ii) certain new governmental licenses, permits and authorizations may be required as a result of the change in control of the Company and the Subsidiaries in order for the Company and the Subsidiaries to conduct their business following the Closing in the same manner as conducted before the Closing. Except as otherwise expressly provided in this Section 8(a), Seller shall not have any liability to any of Buyer, the Company, or the Subsidiaries arising out of the failure to obtain any such consents or any such new governmental licenses, permits, or authorizations that may be required. Seller shall cooperate with Buyer in a reasonable manner in connection with Buyer obtaining any such consents and any such new governmental licenses, permits, or authorizations; provided, however, that such cooperation shall not include any requirement of Seller or any of its affiliates to expend money or offer or grant any accommodation (financial or otherwise) to any third party. Nothing stated herein shall limit the conditions set forth in Section 3(a) of this Agreement.

          (b) Cooperation. Buyer and Seller shall cooperate with each other and shall cause their respective, and their respective affiliates', officers, employees, agents, and representatives to cooperate with each other for a period of 30 days after the Closing to ensure the orderly transition of the Company and the Subsidiaries from Seller's to Buyer's ownership and to minimize any disruption to the respective businesses of Seller, Buyer, the Company, and the Subsidiaries that might result from the transactions contemplated hereby. For a period of 30 days after the Closing, Seller shall make available to the Subsidiaries Edgardo Rodriguez's services on-site at the Subsidiaries at all reasonable times (provided that for any period or periods of time during such 30-day period, not to exceed 15 days, Edgardo Rodriguez may be absent for the purpose of facilitating his relocation in which event he shall be available by telephone and the 30-day period shall be extended by such period of absence), shall make his services available to the Subsidiaries by telephone at all reasonable times from the date the on-site obligation ceases to a date 90 days after the Closing and shall make the services of Steven Kutcher available to the Subsidiaries by telephone at all reasonable times for 90 days after the Closing, provided that such persons are employees of Seller or an affiliate of Seller (other than the Company and the Subsidiaries) at the time of the requested services. During the period that Edgardo Rodriguez is on site, he shall have reasonable access to a reasonable on-site office, secretarial services, the use of a cell phone, automobile and such other equipment and services from the Subsidiaries as are reasonable to enable Edgardo Rodriguez to perform such services. Each party shall reimburse the other for reasonable out-of-pocket costs and expenses (excluding compensation to or with respect to employees thereof) incurred in assisting the other under this Section 8(b). Neither party shall be required by this Section 8(b) to take any action that would unreasonably interfere with the conduct of its or its affiliates' businesses.

          Without limiting the provisions of Sections 11 and 12, after the Closing, upon reasonable written notice, Buyer and Seller shall furnish to each other and each other's officers, employees, agents, and representatives access, during normal business hours, to such information relating to the Company and the Subsidiaries and such other assistance as is reasonably necessary for financial reporting, accounting, and other reasonably appropriate purposes; provided, however, that such access or assistance shall not unreasonably disrupt the normal operations of any of Seller, Buyer, the Company, or the Subsidiaries and shall be subject to the confidentiality obligations of
Section 5(c) and the Confidentiality Agreement.

          (c)     Trademarks.

     (i) With respect to all packaging materials of the Company or the Subsidiaries that are owned or on order at the time of Closing and that bear the corporate name of Seller or any affiliate thereof other than the Company or the Subsidiaries or any trade name, trademark, service mark or logo of Seller or any such affiliate of Seller other than those to be licensed to the Subsidiaries pursuant to Section 8(c)(iii) (such corporate names, trade names, trademarks, service marks, and logos, exclusive of Robin Hood or Tulip or any variant thereof (which shall be subject to Section 8(c)(iii)), being collectively called the "Marks"), Seller hereby grants to the Subsidiaries, effective at Closing, the nontransferable right and nonexclusive license to use for a reasonable time (not to exceed 6 months) after the Closing all of such packaging materials in the ordinary course of business. Buyer agrees that, for so long as the right and license granted under this Section 8(c) remain in effect, the nature and quality of all products of the Subsidiaries sold under any of the Marks shall substantially conform to Seller's practices, standards, and specifications as in effect on the date of this Agreement, and Seller shall have access at all reasonable times to the facilities of the Subsidiaries to assure itself of compliance with the requirements of this provision. If Seller reasonably determines that the requirements of the foregoing provision have not been complied with in all material respects and such noncompliance continues for five business days after Buyer or a Subsidiary receives written notice of non-compliance, Seller may immediately terminate the right and license granted under this Section 8(c)(i) by giving written notice of such termination to Buyer. Upon any such termination, Buyer agrees to cause the Subsidiaries immediately to cease all use of the Marks.

     (ii) Other than as permitted under clause (i) above, Buyer shall not, without the prior written consent of Seller, use or permit any of the Company or the Subsidiaries at any time after the Closing to use in any manner any of the Marks. Without limiting the generality of the foregoing, (A) Buyer shall cause each of the Company and the Subsidiaries to take immediately after the Closing all corporate actions as may be necessary or required to change its name to a name that does not include the word "Multifoods" or any variant thereof or any term confusingly similar thereto, and (B) Buyer shall cause the Company and the Subsidiaries to relabel immediately after the Closing all of their supplies (other than the packaging materials referred to in clause (i) above) and other tangible assets bearing any of the Marks.

     (iii) Seller grants to the Subsidiaries a perpetual, exclusive (except for the rights of Robin Hood under Section 5(f)(iv)), royalty-free, transferable license (the "License" or this "License") to use the Robin Hood and Tulip trademarks, trade names, and commercial slogans referred to in Exhibit I in the Non-Competition Area to the extent that such trademarks, trade names and commercial slogans afford Seller such rights (collectively the "Licensed Marks") and Buyer accepts this License subject to the following terms and conditions:

          (A) Buyer acknowledges the ownership of the Licensed Marks in Seller and agrees to assist, and to cause the Subsidiaries to assist, Seller in recording this Agreement with appropriate government authorities. Buyer agrees that it will not, and will not permit the Company or the Subsidiaries to, attack the title of Seller to the Licensed Marks or attack the validity of this License.

          (B) Buyer agrees that without Seller's consent, which shall not be unreasonably withheld, the nature and quality of: all services rendered by the Subsidiaries in connection with the Licensed Marks; all goods sold by the Subsidiaries under the Licensed Marks; and all related advertising, promotional, and other related uses of the Licensed Marks by the Subsidiaries shall conform to the standards in place with respect to the Licensed Marks immediately before Closing (with the exception of variations on size, volume presentation and special designs and of new products developed by the Subsidiaries following the Closing that are reasonably related to the businesses presently operated by the Company or its Subsidiaries to the extent the Licensed Marks by their terms may be used with respect to such new products).

          (C) Buyer shall comply, and cause the Subsidiaries to comply, with all applicable laws and regulations and obtain all appropriate government approvals pertaining to the sale, distribution and advertising of goods and services covered by this License. Buyer agrees to notify, or cause the Company or the Subsidiaries to notify, Seller of any unauthorized use of the Licensed Marks by others promptly as it comes to Buyer's, the Company's or a Subsidiary's attention. Buyer and Seller shall, and Buyer shall cause the Subsidiaries to, cooperate in enforcing any infringement or unfair competition proceedings involving the use of Licensed Marks.

          (D) Buyer shall not permit the Subsidiaries to transfer or sublicense the Licensed Marks to a third party unless it delivers to Seller a written agreement of the transferee to be bound by the terms of the License granted hereby.

     Seller agrees to execute and deliver at the Closing a trademark license agreement in the form included with Exhibit I for registration in Venezuela and trademark license agreements for recordation or registration in Brazil and Colombia in substantially the form included with Exhibit I with such changes thereto as may be necessary or appropriate to provide for the use and recordation or registration of the Licensed Marks under the laws of such jurisdictions.

          (d) Publicity. No public release or announcement concerning the transactions contemplated hereby shall be issued by either party on or before the Closing Date without the prior consent of the other party, except as such release or announcement may be required by law or the rules or regulations of any applicable United States or foreign securities exchange, in which case the party required to make the release or announcement shall, if practicable under the circumstances, allow the other party reasonable time to comment on such release or announcement in advance of issuance.

          (e) Closing Conditions. Subject to the terms and conditions of this Agreement (including the limitations set forth in Section 8(a)), each party will endeavor in good faith to satisfy all conditions to Closing set forth in this Agreement that are within the party's control.

          (f) Antitrust Notification. Each of Seller and Buyer shall file as soon as practicable with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") the notification and report form required for the transactions contemplated hereby and will promptly file or cause to be filed any supplemental information requested under the HSR Act. The notification and report form and all such supplemental information filed by Buyer or Seller will be in substantial compliance with the requirements of the HSR Act. All filing fees required to be paid by Buyer under the HSR Act will be paid by Buyer. Each of Buyer and Seller shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filing or submission necessary under the HSR Act. Seller and Buyer shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from, the FTC or the DOJ, and shall use their best efforts to comply promptly with any such inquiry or request. Each of Seller and Buyer will endeavor in good faith to cause the expiration or early termination of the waiting period required under the HSR Act as a condition to the purchase and sale of the Shares.

          (g)     Intercompany Accounts.  Buyer and Seller agree that
(i) all intercompany loans and accounts between any of the Company or the Subsidiaries, on the one hand, and Seller or any of its other affiliates, including Robin Hood and the Monaca Subsidiary, on the other hand (including all receivables of any of the Company or the Subsidiaries for cash advanced directly or indirectly to Seller and all payables of any of the Company or the Subsidiaries for direct or indirect overdrafts on Seller's bank accounts outstanding at the Closing), shall be paid in full at the Closing by the party obligated to make the payment, by Seller on behalf of its affiliates other than the Company and the Subsidiaries, or by Buyer on behalf of the Company and the Subsidiaries, as the case may be, and (ii) such payments shall have no effect on the amount of Closing Net Assets.

          (h)     Insurance.

          (i) With respect to the existing fire/business-interruption insurance provided by Royal Caribe insuring Molinos Nacionales, C.A. (MONACA) and the marine transport insurance provided by Avila insuring Molinos Nacionales C.A. (MONACA), such policies shall be cancelled at Closing and, as a result, shall not provide insurance protection to Buyer, the Company or the Subsidiaries with respect to occurrences on or after the Closing Date. With respect to the master insurance policies set forth in the Disclosure Schedule that insure both the Company and the Subsidiaries and Seller, Seller shall have no obligation to continue, and may terminate, such policies in effect following the Closing. Seller may, in its sole discretion, take any action it desires to discontinue the coverage of the Company and the Subsidiaries under the master policies of Seller that are presently in effect.

          (ii) To the extent that, and as long as, coverage at any time remains after Closing under the master insurance policies referred to in Section 8(h)(i) with respect to occurrences prior to the Closing Date relating to the Company or the Subsidiaries, Seller shall, as long as the insurance is in place, use commercially reasonable efforts, subject to (1) the terms of the applicable insurance policies, (2)
Section 8(h)(iii) and (3) Seller's termination and discontinuance rights provided in Section 8(h)(i), to assist the Company and the Subsidiaries in seeking payment or reimbursement by or from the insurer to the Company, the Subsidiaries or claimants against the Company or the Subsidiaries under such insurance policies, provided that certain of such policies are subject to deductibles which will continue in effect.

          (iii) If any legal action, arbitration, negotiation or other proceeding is required for coverage to be asserted against any insurer for the benefit of the Company and the Subsidiaries, Buyer, unless Seller is required under Section 11(b) to indemnify the Company and the Subsidiaries for losses being covered by such insurance, shall make, or cause the Company or the Subsidiaries to make, such assertions at the expense of Buyer, the Company or the Subsidiaries. If Buyer, the Company and the Subsidiaries are not permitted to assert such coverage, then Seller or one of its affiliates shall do so, and in such event Buyer shall, and shall cause the Company and the Subsidiaries to, hold harmless and indemnify Seller and its affiliates for any reasonable out-of-pocket costs and expenses (but not compensation payments to or with respect to their employees) that they may incur because of such action.

          (iv) If (A) any property of the Company or any of the Subsidiaries is damaged or destroyed prior to the Closing Date or condemned in whole or in part prior to the Closing Date, (B) all or a part of the damaged or destroyed property is subject to insurance coverage or the condemned property is subject to a condemnation award, and (C) the decrease in the value of the property resulting from such damage, destruction or condemnation is included in the determination of Closing Net Assets in the Closing Statement, all insurance proceeds and condemnation awards relating to such property, whenever paid, promptly shall be remitted to Seller. Except as provided in the immediately preceding sentence, if any event described in clause (A) shall occur, the proceeds or awards therefrom of the nature described in clause (B) shall be retained by the Company and the Subsidiaries.

          (i) Disclosure Supplements. From time to time before the Closing, Seller may supplement or amend the Disclosure Schedule with respect to any matter arising that would make any representation or warranty set forth in Section 4 inaccurate if updated immediately before the Closing or to correct any information in the Disclosure Schedule or in any representation or warranty of Seller. For purposes of determining the fulfillment of the conditions set forth in Section 3(a)(i) as of the Closing, the Disclosure Schedule shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto. However, for purposes of determining the accuracy of the representations or warranties of Seller contained in Section 4 or the liability of Seller with respect thereto under Section 11(b)(i), the Disclosure Schedule shall be deemed to include all information contained in any subsequent supplement or amendment thereto.

          (j) Disposition of Robin Hood Business, Monaca Subsidiary and Excluded Assets. Buyer and Seller acknowledge that, prior to the Closing, Seller shall cause the Company to transfer to Seller or any of its affiliates (for no consideration) all of the shares of capital stock of Robin Hood. Buyer and Seller further agree that to effectuate such transfers, the Company may adopt a "Plan of Liquidation" under
Section 332 of the Code. The documents executed to effect the foregoing transactions shall be reasonably satisfactory to Buyer.
Buyer and Seller further (i) acknowledge that, Molinos Nacionales, C.A. (MONACA) has sold to Seller the Monaca Subsidiary for a cash amount equal to the net equity (on the date of purchase by Seller of the stock of the Monaca Subsidiary) of the Monaca Subsidiary, and (ii) agree that, prior to the Closing, Seller shall cause Molinos Nacionales, C.A. (MONACA) to sell to Inversiones 91060, an indirect subsidiary of Seller, the net assets described in Exhibit J hereto as Excluded Assets (the "Excluded Assets") for a nominal value determined by Seller. Notwithstanding anything to the contrary in this Agreement, all representations, warranties, covenants, and other references to "the Company" shall be deemed to be made after giving effect to the transactions contemplated by this Section 8(j).

          (k) Reserve for Receivables. The reserve for receivables included in the Interim Statement and to be included in the Closing Statement reserves against specifically identified receivables (other than Excluded Assets), identified as Written-Off Assets in Exhibit J (the "Written-Off Assets"). Buyer agrees that Seller and its affiliates (other than the Company and the Subsidiaries) shall have the right to take, on behalf of the Company and the Subsidiaries, any action reasonably appropriate to collect the Written-Off Assets.
Buyer, at Seller's request, shall cause the Company and the Subsidiaries to execute and deliver to Seller or any affiliate of Seller designated by Seller, or their representatives designated by Seller, such Powers of Attorney and other documents reasonably requested by Seller to facilitate Seller's collection efforts with respect to the Excluded Assets and the Written-Off Assets. Buyer shall, and shall cause the Company and the Subsidiaries to, cooperate in such collection efforts to the extent reasonably requested by Seller, which shall include providing Seller or its designated affiliate, or their representatives designated by Seller, with records and information reasonably relevant to such collection efforts and making employees available on a mutually convenient basis to provide additional information and explanation of the Written-Off Assets and the Excluded Assets and the collection claims. If all or any portion of any such Written-Off Assets or such Excluded Assets is collected at any time by the Company or any of the Subsidiaries, the amount so collected promptly shall be remitted to Seller.

     9. Employees and Employee Benefits. For purposes of eligibility, vesting and entitlement to vacation and severance benefits, each person who is an employee of the Company or any Subsidiary immediately prior to the Closing shall be given credit under all of Buyer's employee benefit plans, if any, in which employees of the Company or any of its Subsidiaries shall hereafter participate (the "Buyer's Plans"), (including the vacation policy(ies) and severance plans included within Buyer's Plans) for such employee's service with any of Seller, the Company, the Subsidiaries or any other affiliate of Seller prior to the Closing Date; and each employee and covered dependent thereof shall be allowed to participate in each of Buyer's Plans in which any employee of the Company or any of its Subsidiaries shall participate without regard to preexisting conditions, waiting periods, or other exclusions or limitations not imposed on such individual by Seller's Plans immediately prior to the Closing Date. Each such employee of the Company or any of the Subsidiaries who is an existing employee thereof immediately prior to the Closing shall be credited under the vacation policy(ies) included within Buyer's Plans with all vacation, if any, accrued by such employee prior to the Closing Date under the vacation policy(ies) included within Seller's Plans and not used by such employee prior to the Closing Date.

     10. Further Assurances. From time to time after the Closing, as and when requested by any party, the other party shall execute and deliver all such documents and instruments and shall take all such further or other actions (subject to the limitation set forth in Section 8(a)), as the party may reasonably deem necessary or desirable to give full effect to this Agreement.

     11.     Indemnification.

          (a) Tax Indemnification. Seller shall indemnify Buyer and its affiliates (including, on or after the Closing Date, the Company and the Subsidiaries) against (i) all liability for income Taxes of the Company or the Subsidiaries for any Pre-Closing Tax Period; (ii) all liability (as a result of Treasury Regulation Section 1.1502-6(a) or any comparable provision of state, local or foreign law) for Taxes of Seller or any other corporation (other than the Company or the Subsidiaries), including Robin Hood or the Monaca Subsidiary, affiliated at any time before the Closing with the Company or the Subsidiaries; (iii) all liability of Buyer or any of its affiliates for United States federal income Taxes to the extent such liability results from the Section 338(h)(10) Election required by Section 12(g) (including income Taxes attributable to a deemed sale of assets under Section 338(a) of the Code, but excluding income Taxes attributable to operations conducted after July 31, 1999 (other than the Section 338(h)(10) Election occurring on the Closing Date)); (iv) all liability of Buyer or any of its affiliates for income taxes imposed by any other jurisdiction that recognizes an election comparable to the Section 338(h)(10) Election and allows Seller to exclude from income gain on the sale of the Shares, to the extent such liability results from the 338(h)(10) Election or any comparable election under such jurisdiction's Tax laws required by Section 12(g) (including income Taxes attributable to a deemed sale of assets under Section 338(a) of the Code or a comparable provision, but excluding income taxes attributable to operations conducted after July 31, 1999 (other than the Section 338(h)(10) Election or comparable elections occurring on the Closing Date)); (v) all liability for breaches of the representations and warranties set forth in Section 4(h) and for breaches by Seller of the covenants, obligations and agreements set forth in Section 12 of this Agreement; (vi) all liability of the Company or the Subsidiaries for import Taxes incurred on or prior to July 31, 1999 and business asset ("BAT") Taxes incurred for all Tax periods ending on or prior to July 31, 1999; (vii) all Taxes, if any, resulting from (A) the sale of the Agro Business (as defined in Section 11(b)(vi), (B) the transfer of assets from Molinos Nacionales, C.A. (MONACA) to the Monaca Subsidiary and the sale of the stock of the Monaca Subsidiary to Seller as contemplated by Section 8(j), (C) the disposition of the stock of Robin Hood to Seller as contemplated by
Section 8(j), and (D) the sale of the Excluded Assets to Inversiones 91060; and (viii) all liability for reasonable legal fees and expenses attributable to any item in clause (i) through (vii) above. In addition, to the extent provided in Section 11(b), Seller shall indemnify Buyer and its affiliates (including, on or after the Closing Date, the Company and the Subsidiaries) against all liability for sales ("IPC") Taxes and all other Taxes (other than income, import and BAT Taxes) of the Company or the Subsidiaries for any Pre-Closing Tax Period, which indemnification shall be deemed to have been made pursuant to Section 11(b) and not pursuant to Section 11(a). Seller's indemnification of Buyer for liabilities for Taxes, as set forth in this Section 11, will not be modified or nullified in any way by the knowledge of, or disclosure to, Buyer of such liability.
Notwithstanding the foregoing, Seller shall not indemnify Buyer or Buyer's affiliates (including, on or after the Closing Date, the Company and the Subsidiaries) against (x) any liability for Taxes of any of the Company or the Subsidiaries for the Pre-Closing Tax Period or otherwise incurred on or prior to July 31, 1999 to the extent such liability has been included in the final determination of Closing Net Assets, or (y) any liability for Taxes attributable to any action taken on or after the Closing Date by Buyer, any of its affiliates, or any transferee of Buyer or any of its affiliates, including the Company and the Subsidiaries, other than any such action expressly required by applicable law or by this Agreement (a "Buyer Tax Act"), or attributable to a breach by Buyer of its obligations under this Agreement.

     Buyer shall, and shall cause the Company and the Subsidiaries to, indemnify Seller and its affiliates against (i) all liability for Taxes of the Company or the Subsidiaries for any Tax period ending after July 31, 1999 (other than Taxes of the Company or the Subsidiaries for which indemnification by Seller has been expressly provided under the foregoing paragraph of this Section 11(a)); (ii) all liability for Taxes of any of the Company or the Subsidiaries for the Pre-Closing Tax Period or otherwise incurred on or prior to July 31, 1999 to the extent such liability has been included in the final determination of Closing Net Assets; (iii) all liability for Taxes attributable to a Buyer Tax Act or to a breach by Buyer of its obligations under this Agreement;
(iv) all liability for breaches by Buyer of the covenants, obligations and agreements set forth in Section 12 of this Agreement; and (v) all liability for reasonable legal fees and expenses attributable to any item in clause (i), (ii), (iii) or (iv) above.

     In the case of any Tax period that includes (but does not begin on) July 31, 1999 (a "Straddle Period"), and in the case of the final Tax year of the Company for United States federal income Tax purposes as a member of Seller's affiliated group, the income Taxes of the Company and the Subsidiaries for the Pre-Closing Tax Period (which are subject to indemnification by Seller to the extent set forth in this
Section 11(a)) shall be computed using a closing-of-the-books method as if such Tax period ended as of July 31, 1999, with all standard deductions, exemptions, progressivity in rates, and other items calculated with respect to the full Straddle Period apportioned to the Pre-Closing Tax Period based upon the ratio of the number of days during the Straddle Period that are in the Pre-Closing Tax Period to the total number of days in the Straddle Period. Notwithstanding anything stated in this Agreement, the total amount of the BAT Taxes of Molinos Nacionales C.A. allocable to the Seller for the Straddle Period commencing March 1, 1999 and ending February 29, 2000 shall be the sum of (i) one-half of one percent (.5%) of the amount of the Agro Business assets included in the BAT Tax base on February 28, 1999 and (ii) the product of one percent (1%) of the average of (A) the BAT Tax base of the assets of Molinos Nacionales C.A. (MONACA) (other than the Agro Business assets referred to in clause (i)) on February 28, 1999 and (B) the BAT Tax base of the assets of Molinos Nacionales C.A. (MONACA) at the close of business on July 31, 1999, multiplied by the ratio of the number of days in such Straddle Period that occur in the Pre-Closing Tax Period.

     Seller's indemnity obligation for income Taxes, import Taxes and BAT Taxes for a Straddle Period shall initially be effected by its payment to Buyer of the excess of (x) such Taxes for the Pre-Closing Tax Period, over (y) the sum of (i) the amount of such Taxes paid by Seller or any of its affiliates (other than the Company or the Subsidiaries), including Robin Hood, at any time, plus (ii) the amount of such Taxes paid by any of the Company or the Subsidiaries on or before July 31, 1999, plus (iii) the amount of such Taxes included in the final determination of Closing Net Assets. Seller shall initially pay such excess to Buyer within 30 days after the Tax Return with respect to the liability for such Taxes is required to be filed (or, if later, is actually filed). If (x) the sum of (i) the amount of such Taxes paid by Seller or any of its affiliates (other than the Company or the Subsidiaries), including Robin Hood, at any time, plus (ii) the amount of such Taxes paid by any of the Company or the Subsidiaries on or before July 31, 1999, plus (iii) the amount of such Taxes included in the final determination of Closing Net Assets, exceeds (y) the amount of such Taxes for the Pre-Closing Tax Period, Buyer shall pay to Seller the amount of such excess, within 30 days after the Tax Return with respect to the liability for such Taxes is required to be filed. The payments to be made under this paragraph by Seller or Buyer with respect to any Straddle Period shall be appropriately adjusted to reflect any final determination with respect to Taxes for such Straddle Period.

          (b) Other Indemnification by Seller. Seller shall indemnify Buyer and its directors, officers, employees, subsidiaries and other affiliates (including, on and after the Closing Date, the Company and the Subsidiaries) against any loss, liability, claim, damage, or expense (including reasonable legal fees and expenses, except as otherwise provided in Section 11(f)) suffered or incurred by any such indemnified party (other than those relating to income, import and BAT Taxes (which are covered by Section 11(a)), those resulting from a breach of any representation or warranty set forth in Section 4(h) or a breach of any covenant, obligation or agreement set forth in
Section 12 of this Agreement) as a result of:

          (i) any breach of any representation or warranty of Seller contained in this Agreement (other than those set forth in Section 4(h) or 4(s) or any breach of Section 4(r) with respect to compliance with Environmental Laws) or any certificate signed by Seller and delivered pursuant thereto;

          (ii) any breach of any covenant, obligation or agreement of Seller contained in this Agreement (other than those set forth in Section 12 of this Agreement);

          (iii) any product recall or Third Party Claim (as defined in Section 11(f)), including claims for product liability, with respect to products manufactured, processed or sold by the Company or the Subsidiaries before the Closing Date, other than those products sold by the Company or the Subsidiaries on or after the Closing Date with respect to which Buyer, the Company, or the Subsidiaries, (A) because of negligence in the packaging, storage, or transportation of such products on or after the Closing Date were primarily responsible for such loss, liability, claim, damage, or expense related to such products, or (B) in the exercise of reasonable diligence in the ordinary course of business should have discovered the defect in such products on or after the Closing Date and before the sale of such products;

          (iv) any material action, lawsuit, hearing, proceeding, or investigation that, before the Closing Date, was pending against the Company or the Subsidiaries before any court, including pending litigation set forth in the Disclosure Schedule;

          (v) any violation before the Closing Date by the Company or the Subsidiaries of any foreign currency exchange laws, decrees, rules, resolutions or regulations in effect at any time prior to the Closing;

          (vi) (A) the ownership by the Company of Robin Hood or its subsidiaries, (B) the ownership by Molinos Nacionales, C.A. (MONACA) of the Monaca Subsidiary, (C) the ownership by Molinos Nacionales, C.A. (MONACA) of the animal feed division of Molinos Nationales, C.A. (MONACA) that was transferred to Alimentos Super-S C.A., a newly-formed subsidiary of Molinos Nacionales, C.A. (MONACA), which subsidiary was thereafter sold to Crescent River Corporation A.V.V. in June 1999 (the "Agro Business"), (D) the ownership by Molinos Nacionales, C.A. (MONACA) of the Excluded Assets, (E) the operations of Robin Hood or its subsidiaries or the Monaca Subsidiary, or (F) the operation, prior to Closing, of the Agro Business;

          (vii) any non-payment of IPC Taxes or any other Taxes (other than income, import or BAT Taxes) of the Company or the Subsidiaries for any Pre-Closing Tax Period, provided that no such indemnification shall be provided by Seller pursuant to this Section 11(b)(vii) unless an appropriate governmental authority, without solicitation or encouragement by Buyer or, after the Closing, the Company or any Subsidiary, or any affiliate of any of the foregoing persons, shall have asserted in writing prior to Closing or shall assert in writing within the applicable statute of limitations with respect to IPC Taxes or within 18 months after the Closing Date with respect to all other Taxes (other than income, import or BAT Taxes) a Third-Party Claim (as defined in Section 11(f)) which would give rise to indemnification pursuant to this Section 11(b)(vii) and Seller shall have promptly been given notice of such Third-Party Claim and a full opportunity to discuss such Third-Party Claim on a timely basis with such asserting governmental authority;

          (viii) any Third-Party Claim (other than claims of a nature covered by Section 11(b)(iv) or (b)(ix)) asserted before or after Closing that arises solely and exclusively out of any event occurring prior to Closing or any condition (other than the Company's or any Subsidiary's financial condition) existing prior to Closing resulting from the operations of, or ownership of property by, the Company or any Subsidiary prior to Closing, provided, however that no such indemnification shall be provided by Seller pursuant to this
Section 11(b)(viii) unless (x) a third party, without solicitation or encouragement by Buyer or, after the Closing, the Company or any Subsidiary, or any affiliate of any of the foregoing persons, shall have commenced litigation in the form of a lawsuit against the Company or any Subsidiary brought by the third party in a court of competent jurisdiction within 18 months after the Closing based upon such Third Party Claim, and (y) the Third Party Claim did not arise primarily as a result of the enactment of laws, regulations or decrees on or after the Closing Date;

          (ix)     (A) any breach of Section 4(s) of this Agreement,
(B) any event, condition or occurrence that would have constituted a breach of Section 4(s) of this Agreement but for (1) the qualifiers contained in Section 4(s) relating to knowledge, materiality or the likelihood that claims will be asserted by a governmental authority or
(2) the disclosures made in the Disclosure Schedule, or (C) any violation by the Company or any of the Subsidiaries of any federal, state, local or foreign environmental laws, regulations, or decrees in effect at or prior to Closing relating to air, water, noise, odor, Hazardous Substances or the protection of health, safety or the environment ("Environmental Laws") or breach of Section 4(r) relating to non-compliance with Environmental Laws, provided, however, that no such indemnification shall be provided by Seller pursuant to this
Section 11(b)(ix) unless (x) an appropriate governmental authority, without solicitation or encouragement by Buyer or, after the Closing, the Company or any Subsidiary, or any affiliate of any of the foregoing persons, shall have asserted in writing prior to Closing or shall assert in writing within 48 months after the Closing Date a Third-Party Claim which would give rise to indemnification pursuant to this Section 11(b)(ix) and Seller shall have promptly been given notice of such Third-Party Claim and a full opportunity to discuss such Third-Party Claim on a timely basis with such asserting governmental authority, and
(y) the loss, liability, claim, damage, or expense did not arise primarily as a result of the enactment of laws, regulations or decrees on or after the Closing Date; or

          (x) any Third Party Claim of Edgardo Rodriguez, Steven Kutcher or Roberto Bari for employee compensation or benefits based upon the duration of such employee's combined employment with Seller and its affiliates, including the Subsidiaries, that would not have arisen if they had not been employed by Seller or any of its subsidiaries (other than the Company or the Subsidiaries) prior to their employment by the Subsidiaries;

provided; however, that (A) Seller shall not have any liability or indemnification obligation under Section 11(b)(i) arising from a breach of any representation or warranty (except for breaches of Sections 4(a), 4(c), the first two sentences of Section 4(d) or 4(e)) or any liability or indemnification obligation pursuant to Section 11(b)(vii),
(viii) or (ix) unless the aggregate of all losses, liabilities, claims, damages, and expenses for which Seller would, but for this clause (A), be liable exceeds on a cumulative basis an amount equal to 1% of the Adjusted Purchase Price, and then only to the extent of any such liabilities and indemnification obligations that, in the aggregate, exceed 1/2% of the Adjusted Purchase Price, (B) Seller shall not have any liability or indemnification obligation under Section 11(b)(i) (except for breaches of Sections 4(a), 4(c), the first two sentences of Section 4(d), or 4(e)) or any liability or indemnification obligation pursuant to Section 11(b)(vii), (viii) or (ix) to the extent the aggregate of all losses, liabilities, claims, damages, and expenses for which Seller would, but for the provisions of this clause (B), be liable exceeds on a cumulative basis an amount equal to 50% of the Adjusted Purchase Price, and (C) Seller shall not have any liability for any loss, liability, claim, damage, or expense to the extent such loss, liability, claim, damage, or expense has been included in the final determination of Closing Net Assets; and further provided that the limitations set forth in clauses (A) and (B) above shall not apply to any breach by Seller that is intentionally fraudulent.

     Except as provided in Section 26 and Section 5(h), Buyer's sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be under the indemnification provisions set forth in this Section 11, provided that nothing stated herein shall limit Seller's obligations under the Note Purchase Agreement. In furtherance of the foregoing, Buyer hereby waives, to the fullest extent permitted under applicable law, all rights, claims, and causes of action any of Buyer, the Company, or the Subsidiaries may have against Seller or under or based upon any federal, state, local or foreign statute, law, ordinance, rule or regulation or arising under or based upon common law or otherwise, except to the extent provided with respect to Seller in Section 11(a) and this Section 11(b).

          (c) Other Indemnification by Buyer. Buyer shall indemnify Seller and its directors, officers, employees, subsidiaries and other affiliates against any loss, liability, claim, damage, or expense (including reasonable legal fees and expenses, except as otherwise provided in Section 11(f)) suffered or incurred by any such indemnified party (other than any relating to Taxes of the nature covered by Section 11(a)) as a result of:

          (i) any breach of any representation or warranty of Buyer contained in this Agreement or any certificate signed by Buyer and delivered pursuant hereto;

          (ii) any breach of any covenant, obligation or agreement of Buyer contained in this Agreement or the Confidentiality Agreement;

          (iii)     without limiting the generality of clause (iv) or
(v) below, any claims in respect of products sold by the Company or the Subsidiaries after the Closing under any of the Marks or the Licensed Marks, which are brought against Seller or any of its affiliates as a result of any right and license to use the Marks or the Licensed Marks granted by Seller under Section 8(c) (other than those for which indemnification by Seller has been expressly provided under Section 11(a) or (b) and has not terminated under Section 11(e));

          (iv) without limiting the generality of clause (v) below, any claim, action, lawsuit, proceeding, or investigation relating primarily to the Company or the Subsidiaries, whether arising before, at, or after the Closing (other than those for which indemnification by Seller has been expressly provided under Section 11(a) or (b) and has not terminated under Section 11(e)); and

          (v) any obligation or liability of the Company or the Subsidiaries or, with respect to obligations or liabilities relating primarily to the Company or the Subsidiaries, Seller, whether arising before, at, or after the Closing (other than those for which indemnification by Seller has been expressly provided under Section 11(a) or (b) and has not terminated under Section 11(e)), including (A) any obligation or liability included in the final determination of Closing Net Assets, and (B) any obligation or liability of Seller or any affiliate of Seller, other than the Company or the Subsidiaries, to pay or perform, or provide security for, any such obligation or liability of any of the Company or the Subsidiaries, or to reimburse any party for payments under a letter of credit or other credit enhancement backing such obligation or liability of any of the Company or the Subsidiaries (1) under any guaranty, obligation, or security agreement to assure performance given or made by Seller or any such affiliate, (2) any reimbursement agreement, or (3) that otherwise arises as a matter of law or contract, provided that nothing stated herein shall limit the Closing condition provided for in Section 3(b)(v).

     Except as provided in Section 26, Seller's sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be under the indemnification provisions set forth in this Section 11, provided that nothing stated herein shall limit Buyer's obligations under the Note Purchase Agreement. In furtherance of the foregoing, Seller hereby waives, to the fullest extent permitted under applicable law, all rights, claims, and causes of action Seller may have against Buyer or under or based upon any federal, state, local, or foreign statute, law, ordinance, rule, or regulation or arising under or based upon common law or otherwise, except to the extent provided with respect to Buyer in Section 11(a) and this Section 11(c).

          (d) Adjustments; Clean-Up Actions. The amount of any loss, liability, claim, damage, or expense for which indemnification is provided under this Section 11 shall be net of any amounts recovered (regardless of time) or recoverable with diligent effort by the indemnified party under insurance policies with respect to such loss, liability, claim, damage, or expense, and shall be (i) increased to take account of any net Tax cost incurred by the indemnified party arising from the receipt of indemnity payments hereunder and (ii) reduced to take account of any net Tax benefit realized by the indemnified party arising from the incurrence or payment of any such loss, liability, claim, damage, or expense. Any indemnity payment made pursuant to this Section 11 will be treated as an adjustment to the purchase price for the Shares for Tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the indemnified party causes any such payment not to constitute an adjustment to the purchase price for the Shares for United States federal income Tax purposes.

     Notwithstanding anything to the contrary stated in this Section 11(d) or any other Section of this Agreement, (i) in the case of any contamination or other condition at any Company Property or any occurrence, the existence or occurrence of which constitutes a breach of any representation or warranty in Section 4(r) or 4(s) or in the case of any indemnification obligation pursuant to Section 11(b)(ix), Seller's indemnification obligations will be limited to the payment of fines and clean-up obligations imposed by an appropriate governmental authority and will not include any obligations to improve any Company Property to comply with any statutes, laws, ordinances, rules, orders or regulations or any obligations to remove any facilities or improvements from any Company Property or to discontinue operations at, or transfer operations from, any Company Property, and (ii) if clean-up action is required to correct a situation giving rise to any loss, liability, claim, damage, or expense for which a party is entitled to indemnification under this Section 11, then the indemnifying party shall not be obligated with respect to the costs and expenses of such clean-up action, (A) in the case of any contamination or other condition at any Company Property or any occurrence, the existence or occurrence of which constitutes a breach of any representation or warranty in Section 4(r) or 4(s) or in the case of any indemnification obligation pursuant to Section 11(b)(ix), to the extent such costs and expenses exceed those that would have been incurred had Buyer, the Company, or the Subsidiaries taken only such actions to clean-up such contamination or other condition as are required under applicable law in effect prior to the Closing Date, and (B) in all other cases, to the extent such costs and expenses exceed those that would have been incurred had the indemnified party taken only such actions to clean-up such situation that a person of ordinary prudence under like circumstances who was not entitled to indemnification for the costs and expenses of such clean-up action would have reasonably taken.

     Except as otherwise expressly provided in Section 11(b), 11(f) or 16, no delay by an indemnified party in asserting a right to indemnification under this Section 11 shall constitute a waiver of a right to indemnification pursuant to this Section 11.

          (e) Termination of Indemnification. The obligation to indemnify a party (x) under Section 11(a) or with respect to IPC Taxes under Section 11(b), shall terminate upon the expiration of the applicable statute of limitations with respect to the income, import, BAT or IPC Tax liability in question (giving effect to any waiver, mitigation, or extension thereof), (y) under Sections 11(b)(i) and 11(c)(i), shall terminate when the applicable representation or warranty terminates under Section 16 (except in cases of intentional fraud, for which the obligation to indemnify shall not terminate), and
(z) under the other clauses of Sections 11(b) and 11(c), except as otherwise expressly provided in Section 11(b) or under clause (x) hereof, shall not terminate; provided, however, that in no event shall any obligation to indemnify terminate with respect to any item as to which the person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice under Section 11(f) or (g) to the party to be providing the indemnification.

          (f) Procedures Relating to Indemnification for Third Party Claims. In order for a party to be entitled to any indemnification under this Agreement (other than under Section 11(a)) involving a claim or demand made by any third party against the indemnified party (a "Third Party Claim"), the indemnified party shall notify the indemnifying party in writing of the Third Party Claim, and deliver to the indemnifying party copies of all notices and documents accompanying or constituting the Third Party Claim, within five business days after obtaining notice thereof; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder, except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. Thereafter, the indemnified party shall deliver to the indemnifying party, within five business days after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim; provided, however that failure to deliver such copies shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure.

     If a Third Party Claim is made against an indemnified party, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, which election must be made within ten business days (in the case of a Third Party Claim with respect to which a complaint has been filed) or 20 business days (in the case of all other Third Party Claims) after the indemnifying party receives notice of the Third Party Claim from the indemnified party, the indemnifying party will not be liable to the indemnified party for legal expenses incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party may, but need not, participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. If the indemnifying party has not assumed the defense of a Third Party Claim, the indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party. If the indemnifying party chooses to defend or prosecute any Third Party Claim, the indemnified party shall cooperate in the defense or prosecution thereof with reimbursement by the indemnifying party of reasonable out-of-pocket expenses (but not compensation payments to or with respect to employees) of the indemnified party incurred in connection therewith and if the indemnifying party does not choose to defend or prosecute a Third Party Claim, the indemnifying party shall cooperate in the defense or prosecution thereof by the indemnified party. Such cooperation shall include the retention and (upon the defending or prosecuting party's request) the provision to the defending or prosecuting party of records and information that are reasonably relevant to the Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the indemnifying party shall not have assumed the defense of a Third Party Claim, the indemnifying party agrees to waive any and all claims such indemnifying party may have against the indemnified party arising out of the conduct of the defense thereof by the indemnified party, except for claims of gross negligence or willful misconduct on the party of the indemnified party related solely to the conduct of such defense. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, the Third Party Claim without the indemnifying party's prior written consent, which shall not be unreasonably withheld. All Tax Claims shall be governed by Section 11(g). No reserves for Third Party Claims indemnified against by Seller pursuant to Section 11(b) shall be included in Closing Net Assets.

          (g) Procedures Relating to Indemnification of Tax Claims. If a claim is made by any Tax authority, which, if successful, might result in an indemnity payment to Buyer or one of its affiliates under
Section 11(a), Buyer shall promptly notify Seller in writing of such claim (a "Tax Claim"). If notice of a Tax Claim ("Tax Notice") received by any of Buyer, the Company, or the Subsidiaries after the Closing Date is not given to Seller within a sufficient period of time to allow Seller to effectively contest such Tax Claim, Seller shall not be liable to Buyer or any of its affiliates to the extent that Seller's position is actually prejudiced as a result thereof.

     Seller shall control all proceedings, including selection of counsel, taken in connection with any Tax Claim (except to the extent the Tax Claim relates to Taxes of the Company or the Subsidiaries for a Tax period that includes (but does not end on) July 31, 1999) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with any Tax authority with respect thereto and either pay the Tax claimed and sue for a refund where applicable law permits such refund suits (subject to Buyer's obligations, if any, with respect to such Taxes under Section 11(a) and Buyer's rights, if any, with respect to such refund under Section 12(c)) or contest the Tax Claim in any permissible manner. Seller and Buyer shall jointly control all proceedings taken in connection with any Tax Claim to the extent it relates to Taxes of any of the Company or the Subsidiaries for a Tax period that includes (but does not end on) July 31, 1999. Each of Buyer, the Company, the Subsidiaries, and their respective affiliates shall cooperate with Seller in contesting any Tax Claim (with reimbursement by Seller of reasonable out-of-pocket expenses (but not compensation payments to or with respect to employees) of any such person incurred in connection therewith, except to the extent the Tax Claim relates to Taxes of any of the Company or the Subsidiaries for a Tax period that includes (but does not end on) July 31, 1999), which cooperation shall include the retention and (upon Seller's request) the provision to Seller of records and information that are reasonably relevant to the Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to the Tax Claim.

     In no case shall any of Buyer, the Company, or the Subsidiaries admit any liability with respect to, or settle, compromise, or discharge, any Tax Claim without Seller's prior written consent, which shall not be unreasonably withheld. In no case shall Seller admit any liability with respect to, or settle, compromise or discharge, any Tax Claim relating to Taxes of any of the Company or the Subsidiaries for a Tax period that includes (but does not end on) July 31, 1999 without Buyer's prior written consent, which shall not be unreasonably withheld.

          (h) Procedure for Indemnification--Other Claims. A claim for indemnification for any matter not involving a Third Party Claim or a Tax Claim, other than indemnification for the breach of any representation or warranty in 4(s) or under Section 4(r) relating to non-compliance with Environmental Laws or under Section 11(b)(vii) or
(ix), none of which may be asserted by an indemnified party unless a Third Party Claim has been made by an appropriate governmental authority, may be asserted by notice to the party from whom indemnification is sought.

          (i)     Form of Indemnification Payments.  All
indemnification payments required to be made by either Seller or Buyer pursuant to this Section 11 shall be made in cash.

     12.     Tax Matters.

          (a) For any Tax period that includes (but does not end on) July 31, 1999, Buyer shall timely prepare and file with the appropriate authorities all Tax Returns required to be filed by or with respect to the Company and the Subsidiaries, and will pay all Taxes shown to be due or required to be paid on those Tax Returns, subject to Seller's obligations, if any, with respect to such Taxes under Section 11(a). For any Tax period of the Company or the Subsidiaries that ends on or before July 31, 1999 (including without limitation the final Tax year of the Company for United States federal income Tax purposes as a member of Seller's affiliated group), Seller shall timely prepare and file with the appropriate authorities all Tax Returns required to be filed by or with respect to the Company or the Subsidiaries regardless of the due date of such Tax Returns, and will pay all Taxes shown to be due or required to be paid on such Tax Returns, subject to Buyer's obligations, if any, with respect to such Taxes under Section 11(a). Buyer and Seller agree to cause all Tax Returns for any Tax period that includes (but does not end on) July 31, 1999 to be filed on the basis that the relevant Tax period ended at midnight on July 31, 1999 and on a basis consistent with prior filings by Seller, unless the relevant Tax authority will not accept a Tax Return filed on that basis.

          (b) Each of Seller, Buyer, the Company, and the Subsidiaries shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors, and other representatives to reasonably cooperate, in preparing and filing all Tax Returns relating to Taxes of the Company or the Subsidiaries, including maintaining and making available to each other all records necessary in connection with such Taxes and in resolving all disputes and audits with respect to all Tax periods relating to such Taxes.
Each of Buyer and Seller recognizes that the other party and its affiliates will need access from time to time after the Closing to certain accounting and Tax records and information held by such party and its affiliates to the extent such records and information pertain to events occurring on or before the Closing Date. Therefore, each of Buyer and Seller shall, and Buyer shall cause each of the Company and the Subsidiaries to, (i) properly retain and maintain such records and information in accordance with the past custom and practice of such corporation until such time as the other party agrees that such retention and maintenance is no longer necessary, which agreement shall not be unreasonably withheld, and (ii) subject to Seller's obligations under Section 5(c) and Buyer's obligations under the Confidentiality Agreement, allow the other party, its affiliates and their agents and representatives, at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records and information as such other party may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at the other party's expense.

          (c) Any refunds or credits of Taxes of the Company or the Subsidiaries for any Tax period ending on or before July 31, 1999 shall be for the account of Seller. Any refunds or credits of Taxes of the Company or the Subsidiaries for any Tax period beginning July 31, 1999 (except for refunds relating to Taxes resulting from the 338(h)(10) Election, or comparable elections with respect to other jurisdictions, required by Section 12(g)) shall be for the account of Buyer. Any refunds or credits of Taxes of any of the Company or the Subsidiaries for any Straddle Period shall be equitably apportioned between Seller and Buyer (based on each party's respective indemnification obligations with respect to such Taxes). Buyer shall, if Seller so requests and at Seller's expense, cause the Company or the Subsidiaries to file for and obtain any refunds or credits to which Seller is entitled under this
Section 12(c). Buyer shall permit Seller to control the prosecution of any such refund claim (other than any such claim for refund of Taxes for any Tax period that includes (but does not end on) July 31, 1999, which shall be controlled jointly by Buyer and Seller) and, where deemed appropriate by Seller, shall cause the applicable Company or Subsidiaries to authorize by appropriate powers of attorney such persons as Seller shall designate to represent the Company or the Subsidiaries with respect to such refund claim. Buyer shall cause the Company or the Subsidiaries to forward to Seller any refund to which Seller is entitled under this Section 12(c) within ten days after such refund is received (or reimburse Seller for any credit to which Seller is entitled under this Section 12(c) within ten days after such credit is allowed or applied against other Tax liability). Buyer agrees that the Company may not, and Buyer shall not permit the Company to, carry back any item of loss, deduction, or credit that arises in any Tax period beginning after July 31, 1999 into any Tax period ending on or before July 31, 1999.

          (d) Seller shall be responsible for filing any amended consolidated, combined, or unitary income Tax Returns for Tax years ending on or before July 31, 1999 (and, subject to Buyer's obligations under Section 11(a), to pay any amount of income Tax due that is shown thereon) that are required as a result of examination adjustments made by the Internal Revenue Service or by the applicable state, local, or foreign Tax authorities for such Tax years as finally determined. For those jurisdictions in which separate income Tax Returns are filed by any of the Company or the Subsidiaries, any required amended income Tax Returns resulting from such examination adjustments, as finally determined, shall be prepared by Seller and furnished to the Company or the Subsidiaries for approval (which shall not be unreasonably withheld), signature and filing at least ten days before the due date for filing such amended income Tax Returns.

          (e)     Notwithstanding anything to the contrary provided in
Section 11(a), all transfer, documentary, sales, use, gross receipts, registration, document or stamp, and other such Taxes, if any, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid one-half by Buyer and one-half by Seller, and Buyer and Seller shall cooperate in timely filing all Tax Returns as may be required to comply with the provisions of such Tax laws.

          (f) Seller shall cause each of the Company and the Subsidiaries to be released before the Closing from the provisions of any Tax sharing, Tax allocation or Tax indemnity agreement to which any of the Company or the Subsidiaries is a party or by which any of them is bound.

          (g) Buyer and Seller shall take all actions necessary to effect a timely election under Section 338(h)(10) of the Code (a "Section 338(h)(10) Election") (and any comparable elections under state or local Tax law) with respect to the Company, including the filing of Internal Revenue Service Form 8023. In connection with such election Buyer and Seller shall jointly determine the amount of the "adjusted grossed-up basis" of the Shares of the Company and the "modified aggregate deemed selling price" of the assets of the Company and the allocation of such amounts among the assets of the Company in accordance with section 338(b)(5) of the Code and the Treasury Regulations promulgated thereunder (the "Allocations"). The calculations of the "adjusted grossed-up basis" and the Allocations shall not include the respective investment banking, legal, accounting, and other fees or costs incurred by each of Seller and Buyer as a result of the transactions contemplated by this Agreement ("Transaction Costs"). Seller shall calculate gain or loss, if any, resulting from such election in a manner consistent with the Allocations and shall not take any position inconsistent with the Allocations in any Tax Return or otherwise; provided, however, that Seller shall be entitled to take into account its Transaction Costs when calculating such gain or loss. Buyer shall allocate the "adjusted grossed-up basis" of the Shares of the Company among the assets of the Company in a manner consistent with the Allocations and shall not take any position inconsistent with the Allocations in any Tax Return or otherwise; provided, however, that Buyer shall be entitled to add its Transaction Costs to the "adjusted grossed-up basis" of the Shares of the Company for purposes of allocating among the assets of the Company. Buyer and its affiliates agree that in the two-year period following the Closing Date they will take no action by way of merger, liquidation, sale of assets, or other transaction involving the Company, the Subsidiaries, or the corporation that acquires the Company that will result in an invalid Section 338(h)(10) Election.

          (h) Buyer shall make an election under Section 338(g) of the Code (and any comparable elections under state and local Tax law) with respect to the Subsidiaries ("Section 338(g) Elections"). Buyer shall provide Seller with copies of the Section 338(g) Elections.

          (i) At the Closing, Seller shall deliver to Buyer, pursuant to Section 1445(b)(2) of the Code and Treasury Regulation
Section 1.1445-2(b)(2), a duly executed certification of non-foreign status. Such certification shall conform to the model certification provided in Treasury Regulation Section 1.1445-2(b)(2)(iii)(B).

     13. Assignment. This Agreement and the rights hereunder shall not be assignable or transferable by Buyer or Seller without the prior written consent of the other, provided that Buyer may assign and transfer this Agreement and the rights hereunder to any wholly-owned subsidiary of Buyer, without the consent of Seller, provided further that no such assignment shall relieve Buyer from any, and Buyer shall continue to be liable and responsible for the performance of all, obligations under this Agreement, and Buyer shall remain as fully liable hereunder as though no assignment or transfer had been made.

     14. No Third-Party Beneficiaries. Except as expressly provided in Section 11 and 12 with respect to directors, officers, employees, subsidiaries and other affiliates of Buyer and Seller, this Agreement is for the sole benefit of the parties and their successors and permitted assigns, and nothing herein expressed or implied shall give to any person, other than the parties and such successors and assigns, any legal or equitable rights hereunder.

     15.     Termination.

          (a) Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time before the Closing:

          (i)     by mutual written consent of Seller and Buyer;

          (ii)     by Seller if any of the conditions set forth in
Section 3(b) has not been satisfied as of the Closing Date or shall have become incapable of fulfillment, and shall not have been waived in writing by Seller;

          (iii)     by Buyer if any of the conditions set forth in
Section 3(a) has not been satisfied as of the Closing Date or shall have become incapable of fulfillment, and shall not have been waived in writing by Buyer; or

          (iv) by either party hereto, if there are material conditions to the Closing which have not been satisfied and the Closing does not occur on or before October 31, 1999 or otherwise if the Closing does not occur on or before December 31, 1999;

provided, however, that the failure to satisfy the conditions or consummate the transactions contemplated by this Agreement on or before October 31, 1999 or December 31, 1999, as the case may be, did not result from the breach in any material respect by the party seeking termination under clause (ii), (iii), or (iv) above of any of its representations, warranties, covenants, or agreements.

          (b) In the event of termination by Seller or Buyer under this Section 15, written notice thereof shall immediately be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by either party. If the transactions contemplated by this Agreement are so terminated, then:

          (i) Buyer shall return to Seller all documents and other material received from or on behalf of any of Seller, the Company, the Subsidiaries, or the Seller's other affiliates relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof; and

          (ii) all confidential information received by Buyer shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect in accordance with the terms thereof notwithstanding the termination of this Agreement.

          (c) If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 15, all further obligations under this Agreement will terminate, except for the provisions of (i) Section 7(a) relating to the obligation of Buyer to keep confidential certain information and data obtained by it from Seller, (ii) Section 17 relating to certain expenses, (iii) Section 8(d) relating to publicity, (iv) Section 23 relating to finder's fees and broker's fees, and (v) this Section 15. Nothing in this Section 15 shall be deemed to release either party from liability for any willful and material breach by the party of the terms and provisions of this Agreement, but, in the event of termination, all other liabilities otherwise arising under this Agreement shall be released.

     16.     Survival of Representations.  Except as provided in this
Section 16, the representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall survive the Closing solely for purposes of Section 11 of this Agreement until the close of business eighteen months following the Closing Date, whereupon such representations and warranties shall terminate; provided, however, that those representations and warranties for which a party shall have delivered an indemnification notice under Section 11(f) or 11(h) before the expiration of such eighteen-month period shall not terminate. The representations and warranties in Section 4(s) of this Agreement and in 4(r) of this Agreement relating to compliance with Environmental Laws and in any certificate delivered pursuant thereto shall survive the Closing solely for purposes of Section 11 of this Agreement until the close of business 48 months following the Closing Date, whereupon such representations and warranties shall terminate, provided, however, that those representations and warranties under Section 4(s) or under
Section 4(r) relating to compliance with Environmental Laws for which a party shall have delivered an indemnification notice under Section 11(f) before the expiration of such 48-month period shall not terminate. The representations and warranties set forth in this Agreement or any certificate delivered pursuant hereto relating to income, import, BAT or IPC Taxes shall survive for the applicable statute of limitations, including extensions. The representations and warranties in Sections 4(a), 4(c), the first two sentences of Section 4(d), and 4(e) and 6(a), 6(c), and 6(f) shall terminate upon expiration of the applicable statute of limitations.

     17. Expenses. Whether or not the transactions contemplated hereby are consummated, and except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses. Seller will pay, or reimburse the Subsidiaries for, the costs and expenses associated with obtaining all governmental licenses and permits necessary in order to enable the Subsidiaries to own, operate and use their assets and conduct their business as it is currently being conducted without resulting in a Material Adverse Effect. Such payment or reimbursement shall be made by Seller promptly upon receipt of invoices or other similar documentation showing that such payments are owing or have been made by the Subsidiaries. Notwithstanding anything herein stated, Seller shall not be obligated to pay, or reimburse Buyer or the Subsidiaries for, such costs and expenses to the extent they exceed those that would have been incurred if the Subsidiaries had taken only such actions, and obtained only such licenses and permits, that a person of ordinary prudence under like circumstances who paid such costs and expenses without reimbursement would have reasonably taken or obtained.

     18. Amendments. No amendment to this Agreement shall be effective unless it is in writing and signed by both parties.

     19. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand, or sent by facsimile, or sent, postage prepaid, by United States registered, certified or express mail, or by reputable overnight courier service, and shall be deemed given, if delivered by hand, when so delivered, or if sent by facsimile, when received, or if sent by mail, three business days after mailing (two business days in the case of express mail), or if sent by overnight courier service, one business day after delivery to such service, as follows:

     (i)     if to Buyer, to

               Gruma, S.A. de C.V.
               Calzada del Valle Ote.
               407 Co. del Valle
               San Pedro Garza Garcia, N.L.
               66220 Mexico
               Attention:  President
               Facsimile No.:  011-528-399-3345

               with a copy to:

               Salvador Vargas Guajardo, Corporate General Counsel Gruma, S.A. de C.V.
               Calzada del Valle Ote.
               407 Co. del Valle
               San Pedro Garza Garcia, N.L.
               66220 Mexico
               Facsimile No.:  011-(528)-399-3345

               with a copy to:

               J. Kenneth Menges, Jr.
               Akin, Gump, Strauss, Hauer & Feld, L.LP.
               1700 Pacific Avenue
               Suite 4100
               Dallas, Texas  75201-5675
               Facsimile No.:  (214)-969-4343

     (ii)     if to Seller, to

               International Multifoods Corporation
               200 East Lake Street
               Wayzata, Minnesota  55391

               Attention: Gary E. Costley, Chairman, President and Chief Executive Officer
               Facsimile No.:  (612) 594-3304

               with a copy to:

               Frank W. Bonvino, General Counsel
               International Multifoods Corporation
               200 East Lake Street
               Wayzata, Minnesota  55391

               Facsimile No.:  (612) 594-3304

Any party may change the address to which notices and other communications are to be delivered or sent by giving the other party notice in the manner set forth above.

     20.     Interpretation.  In this Agreement, the Disclosure
Schedule, and any exhibits attached hereto:

          (a) words denoting the singular include the plural and vice versa and words denoting any gender include all genders;

          (b)     "including" means "including without limitation";

          (c) "affiliate" has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended;

          (d) "business day" means any day other than a Saturday, Sunday, or a day that is a statutory holiday under the laws of the United States or the State of Minnesota;

          (e) "person" or "Person" means an individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, government, or governmental department or agency;

          (f) the use of headings is for convenience of reference only and shall not affect the meaning or interpretation of this Agreement, the Disclosure Schedule, or any exhibits attached hereto;

          (g) all monetary amounts are expressed in United States dollars, unless expressly stated otherwise;

          (h) "knowledge" as to a party means the actual knowledge of any director or executive officer of the party; and

          (i) "domestic" or "federal" means relating to the United States of America, and "foreign" means relating to any jurisdiction other than the United States of America or any subdivision thereof.

     21. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement.

     22.     Entire Agreement.  This Agreement (including the
Disclosure Schedule and the exhibits attached hereto) and the Confidentiality Agreement contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to that subject matter.

     23. No Brokerage Fees. Each party represents that no brokers or finders are entitled to any brokerage fee, finder's fee, or commission in connection with this Agreement or the transactions contemplated hereby. The parties acknowledge that Seller has retained Merrill Lynch, Pierce, Fenner & Smith Incorporated to render its opinion as to the fairness to Seller, from a financial point of view, of the transactions contemplated hereby, and that Seller shall be responsible for payment of that fee.

     24. Severability. If any provision of this Agreement is held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision hereof.

     25. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts-of-law principles. Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or invalidity hereof shall be finally determined by arbitration in accordance with the Commercial Arbitration Rules of the International Chamber of Commerce and all parties shall have the opportunity to call such witnesses and present such evidence as such parties reasonably require. Said arbitration shall be carried out by three arbitrators, unless Buyer and Seller agree that the nature of the dispute only requires one arbitrator. Said arbitrators shall be appointed one by each of Buyer and Seller and the third by the two arbitrators so appointed. The appointment of the arbitrators shall occur within thirty (30) days from the date on which a party hereto delivers to the other a written notice requesting that the dispute be submitted to arbitration, which written notice shall clearly state the issue in dispute and any other relevant facts. Unless otherwise agreed by Buyer and Seller, any such arbitration proceedings shall take place at New York, New York. The language to be used in the arbitral proceedings, and in which the arbitral award shall be rendered, shall be English. The determinations of the arbitrators shall be final and binding upon the parties and shall not, in the absence of manifest error, be subject to judicial review. If the arbitrators shall not be able to reach consensus, the decision of the third arbitrator selected by the first two arbitrators shall be deemed for all purposes to be the decision of the arbitrators. The fees and expenses of an arbitrator selected by a party shall be borne by such party, and the fees and expenses of the third arbitrator shall be borne equally by Buyer and Seller unless otherwise allocated in the determination of the arbitrators. Notwithstanding the foregoing, each of Seller and Buyer retain the right to seek injunctive relief against the other party in the state courts of Delaware or the United States District Court for the District of Delaware to enjoin such party from breaching or continuing to breach this Agreement, and such reservation of right shall not be deemed in conflict or inconsistent with the parties' agreement to arbitrate hereunder. Buyer further agrees that service of any process, summons, notice or document by express delivery service to Buyer at the address for notices to Buyer set forth in Section 19 shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which Buyer has submitted to jurisdiction as set forth above in the immediately preceding sentence. Buyer irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (x) the state courts of the State of Delaware, or (y) the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waives any claim and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

     26. Equitable Remedies. The parties agree that money damages or other remedy at law would not be a sufficient or adequate remedy for any breach or violation of, or default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled, to the fullest extent permitted by law, to an injunction restraining such breach, violation, or default or threatened breach, violation, or default and to any other equitable relief, including specific performance, without bond or other security being required.

     27. Disclosure Schedule. The Disclosure Schedule has been arranged in a manner that corresponds to the Sections of this Agreement; provided that a disclosure made in any section of the Disclosure Schedule that is sufficient to reasonably inform Buyer of information required to be disclosed in another section of the Disclosure Schedule to avoid a misrepresentation under a Section of this Agreement shall be deemed, for all purposes of this Agreement, to have been made under such other section of the Disclosure Schedule. However, the mere listing in the Disclosure Schedule of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement (unless the representation or warranty has to do with the existence of the document or other item itself or the mere listing of the document or item in the Disclosure Schedule otherwise reasonably informs Buyer of an exception to the representation or warranty). Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

                             INTERNATIONAL MULTIFOODS CORPORATION


                             By: /s/ Gary E. Costley
                             Name: Gary E. Costley
                             Title:  Chairman of the Board, President
                                     and Chief Executive Officer


                             GRUMA, S.A. DE C.V.


                             By: /s/ Juan A. Quiroga and
                                 /s/ Salvador Vargas
                             Name:  Juan A. Quiroga and Salvador Vargas
                             Title:  Attorneys in Fact




                                                     Exhibit A

                         Note Purchase Agreement

                                between

                          Gruma, S.A. de C.V.,
                                Issuer

                                  and

                 International Multifoods Corporation,
                               Acquiror

                       Dated as of August 18, 1999



                         Note Purchase Agreement


     This Note Purchase Agreement (this "Note Agreement") is made as of the 18th day of August, 1999 between Gruma, S.A. de C.V., a Mexican corporation ("Gruma"), and International Multifoods Corporation, a Delaware corporation ("IMC").

     Whereas, under a Stock Purchase Agreement (the "Purchase
Agreement") dated as of August 6, 1999 between IMC and Gruma, Gruma has agreed to purchase from IMC all of the issued and outstanding capital stock (the "Damca Shares") of Damca International Corporation, a
Delaware corporation and wholly owned subsidiary of IMC ("Damca");

     Whereas, the Purchase Agreement contemplates that the Damca Shares shall be sold in exchange for a Promissory Note of Gruma in the form attached as Exhibit 1 hereto (the "Promissory Note" and, together with any note or notes issued in exchange or substitution therefor, herein collectively called the "Notes" and individually called a "Note"); and

     Whereas, the Purchase Agreement contemplates that the Promissory Note shall be issued pursuant to, and subject to the terms and conditions of, this Note Agreement, which shall be one of the documents executed by the parties in connection with the closing under the Purchase Agreement.

     Now, therefore, the parties agree as follows:

     1. Issuance of Note. Gruma has previously authorized and hereby issues and delivers to IMC the Promissory Note registered in the name of IMC and duly executed on behalf of Gruma. The Promissory Note is issued to IMC in exchange for the Damca Shares, which Gruma hereby acknowledges have been transferred and assigned to Gruma simultaneously with the execution and delivery of this Note Agreement. The Promissory
Note is issued pursuant to, and is subject to the terms and conditions of, this Note Agreement.

     2.     Restriction on Transfer of Notes.

     2.1     Restrictions.  The Notes are transferable only pursuant to
(a) a public offering registered under the Securities Act of 1933, as amended (the "Securities Act"); (b) Rule 144 (or any similar rule then in effect) adopted under the Securities Act; or (c) subject to the conditions specified in Section 2.2, any other legally available means of transfer that does not require registration under the Securities Act. Following the issuance of the Promissory Note to IMC, the Notes may be transferred only to affiliates of IMC immediately after the transfer, successors of IMC or Qualified Institutional Buyers, as defined in Rule 144A of the Securities Act, without the consent of Gruma. Except as expressly set forth in this Section 2.1, there shall be no restrictions upon transfer of the Notes.

     2.2 Legend. Each of the Notes shall be endorsed with the following legend:

"This Note has not been registered under the Securities Act of 1933, as amended, or applicable state securities laws and may not be transferred without (1) an opinion of counsel reasonably satisfactory to the maker of this Note that the transfer may be lawfully made without registration under the Securities Act and applicable state securities laws or (2) such registration."

     2.3 Removal of Legend. The legend endorsed on a Note pursuant to Section 2.2 shall be removed, and Gruma shall issue a Note without such legend to the holder of such Note, (a) without an opinion of counsel, at such time as Rule 144(k) (or any similar rule then in effect) under the Securities Act is in effect with respect to subsequent dispositions of such Note, (b) if such Note is being disposed of pursuant to a registration under the Securities Act and any applicable state securities laws or pursuant to Rule 144 or any similar rule then in effect, or (c) if the holder provides Gruma with an opinion of counsel reasonably satisfactory to Gruma to the effect that a sale, transfer, assignment, offer, pledge, or other distribution of such Note may be made without registration and that the legend is not required to satisfy the applicable exemption from registration.

     2.4 Register of Notes. Gruma or its duly appointed agent shall maintain a separate register for the Notes in which it shall register the issuance and transfer of the Notes. All transfers of a Note shall be recorded on the register, and Gruma shall be entitled to regard the registered holder of a Note as the actual owner of such Note until Gruma is required to record a transfer of such Note on its register. Gruma or its agent shall be required to record any such transfer when it receives (a) the Note to be transferred duly and properly assigned by the registered holder thereof or by its attorney duly authorized in writing, and (b) if such Note bears the legend set forth in Section 2.2, the opinion of counsel referred to in Section 2.2 or 2.3 (if required under Section 2.2 or 2.3) or evidence of compliance with the registration provisions referred to in those Sections.

     2.5 Replacement of Notes. Upon receipt of evidence reasonably satisfactory to Gruma of the loss, theft, destruction, or mutilation of any Note, and, in the case of any such loss, theft, or destruction, upon delivery of a bond or (with respect to a holder of a Note whose financial condition is sufficient, in the reasonable discretion of Gruma) a written indemnity agreement of the holder of such Note reasonably satisfactory to Gruma (it being agreed that IMC's agreement to hold Gruma harmless for any expenses it may incur in connection with reissuance of a lost, stolen, or destroyed Note shall be sufficient indemnity hereunder, in which event a bond shall not be required), or, in the case of any such mutilation, upon surrender and cancellation of such Note, as the case may be, Gruma will issue a new Note, of like tenor, in lieu of such lost, stolen, destroyed, or mutilated Note.

     2.6 Exchange of Notes. Gruma shall, upon written request of the holder of a Note and surrender of such Note for such purpose, issue new Notes in exchange therefor in such denominations of at least $1,000,000 as shall be specified by the holder of such Note, in an aggregate principal amount equal to the then unpaid principal amount of the Note surrendered and substantially in the form of such Note and dated the date to which interest has been paid on such Note.

     2.7 Voluntary Prepayment of the Notes. Gruma may, at its option, prepay the Notes at any time, in whole or in part (but if in part only in the amount of $100,000 or integral multiples thereof), without prepayment premium or penalty, upon at least 15 days' prior written notice to the holders of the Notes. In the event Gruma shall give notice of any prepayment in accordance with the foregoing, such notice shall specify the principal amount of the Notes to be prepaid and the date of the proposed prepayment, and thereupon such principal amount, together with accrued and unpaid interest thereon to the prepayment date, shall become due and payable on the prepayment date. In the event any prepayment shall be less than the entire unpaid principal amount of the Notes, the amount of such prepayment shall be applied on the last maturing required installment or installments of principal of the Notes in inverse order of maturity.

     2.8 Pro Rata Payments. All payments and prepayments of principal of and interest on the Notes shall be made and applied pro rata on all of the Notes outstanding in accordance with the respective unpaid principal amounts thereof.

     3. Representations and Warranties by Gruma. Gruma represents and warrants to IMC, as of the time immediately prior to its acquisition of the Damca Shares, as follows:

     3.1 Organization, Standing, Etc. Gruma is a corporation duly organized, validly existing, and in good standing under the laws of Mexico. Gruma is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties and assets now owned or leased by it or the nature of the business transacted by it requires it to be so qualified, except where the failure to be so qualified, individually or in the aggregate, would not have a material adverse effect upon the business or financial condition of Gruma and its subsidiaries, taken as a whole, or upon the transactions contemplated by this Note Agreement ("Material Adverse Effect"). Gruma has the requisite corporate power and authority to carry on its business as now conducted, to own and hold under lease its properties, to issue the Promissory Note pursuant to this Note Agreement, and to otherwise perform its obligations under this Note Agreement and the Promissory Note. The copies of the charter documents of Gruma delivered to IMC before the execution of this Note Agreement are true and complete.

     3.2 Corporate Acts and Proceedings. Each of this Note Agreement and the Promissory Note has been duly authorized by all necessary corporate action on behalf of Gruma and has been duly executed and delivered by an authorized officer of Gruma. All corporate actions necessary for the authorization, creation, issuance, and delivery of the Promissory Note have been taken by Gruma. This Note Agreement is a valid and binding agreement of Gruma enforceable against Gruma in accordance with its terms, except as the enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization, or other similar laws affecting the enforcement of creditors' rights generally, and except for judicial limitations on the enforcement of the remedy of specific performance and other equitable remedies. The Promissory Note is a valid and binding agreement of Gruma enforceable against Gruma in accordance with its terms, except as the enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization, or other similar laws affecting the enforcement of creditors' rights generally.

     3.3 Litigation; Governmental Proceedings. There are no legal actions, suits, arbitrations, or other legal, administrative, or governmental proceedings or investigations pending or, to the knowledge of Gruma, threatened against Gruma that seek to enjoin or otherwise challenge the issuance of the Promissory Note or the consummation by Gruma of this Note Agreement. Gruma is not in default with respect to any judgment, order, or decree (other than non-material judgments, orders, or decrees) of any court or any governmental agency or instrumentality.

     3.4 Compliance with Laws and Instruments. Neither the execution nor delivery of, nor the performance of or compliance with, this Note Agreement or the Promissory Note, nor the consummation of the transactions contemplated hereby or thereby, will violate or conflict with, or, with or without the giving of notice or passage of time, or both, constitute a default under, result in a breach of the terms, conditions, or provisions of, require a consent under, create a penalty or permit the acceleration of any payment or performance obligation under, or terminate or permit the termination of, or result in the imposition of any lien or encumbrance upon any asset or property of Gruma pursuant to, any applicable law or administrative regulation, or judgment, order, or decree of any court or governmental body, or any contract, agreement, or instrument to which Gruma is a party or by which Gruma's properties or assets are bound or affected, and will not violate the charter documents of Gruma.

     3.5 The Promissory Note. Giving effect to the transactions hereunder and under the Purchase Agreement, the Promissory Note is validly issued and is free of all pledges, liens, encumbrances, and restrictions, except restrictions on transfer set forth in Section 2. Based in part upon the representations and warranties of IMC contained in Section 4.5, (a) no consent, authorization, approval, permit, or order of or filing with any governmental or regulatory authority is required under current laws and regulations in connection with the execution and delivery of this Note Agreement or the issuance of the Promissory Note, and (b) the offer, issuance, sale, and delivery of the Promissory Note will not, under current laws and regulations, require compliance with the registration requirements of the Securities Act or applicable state or foreign securities laws.

     4. Representations and Warranties of IMC. IMC represents and warrants to Gruma as follows:

     4.1 Organization, Standing, Etc. IMC is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. IMC has the requisite corporate power and authority to perform its obligations under this Note Agreement.

     4.2 Corporate Acts and Proceedings. This Note Agreement has been duly authorized by all necessary corporate action on behalf of IMC and has been duly executed and delivered by an authorized officer of IMC. This Note Agreement is a valid and binding agreement of IMC enforceable against IMC in accordance with its terms, except as the enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization, or other similar laws affecting the enforcement of creditors' rights generally, and except for judicial limitations on the enforcement of the remedy of specific performance and other equitable remedies.

     4.3 Litigation; Governmental Proceedings. There are no legal actions, suits, arbitrations, or other legal, administrative, or governmental proceedings or investigations pending or, to the knowledge of IMC, threatened against IMC that seek to enjoin or otherwise challenge the consummation by IMC of this Note Agreement.

     4.4 Compliance with Laws and Instruments. Neither the execution nor delivery of, nor the performance of or compliance with, this Note Agreement, nor the consummation of the transactions contemplated hereby, will violate or conflict with, or, with or without the giving of notice or passage of time, or both, constitute a default under, result in a breach of the terms, conditions, or provisions of, require a consent under, create a penalty or permit the acceleration of any payment or performance obligation under, or terminate or permit the termination of, or result in the imposition of any lien or encumbrance upon any asset or property of IMC pursuant to, any applicable law or administrative regulation, or judgment, order, or decree of any court or governmental body, or any contract, agreement, or instrument to which IMC is a party or by which IMC's properties or assets are bound or affected, and will not violate the Certificate of Incorporation or Bylaws of IMC.

     4.5 Investment Intent; Accreditation. The Promissory Note is being acquired for IMC's own account and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act. IMC understands that the Promissory Note has not been registered under the Securities Act or any applicable state laws by reason of its issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act and such laws. IMC qualifies as an "accredited investor" within the meaning of Rule 501 under the Securities Act.

     4.6 Tax Withholding. IMC acknowledges that the payment of interest on the Notes may be subject to Mexican tax withholding, and hereby authorizes Gruma to withhold from any interest payments on the Notes any amounts required to satisfy its Mexican tax withholding obligations in respect of such interest payments.

     5. Covenants. Gruma covenants, for so long as any of the Notes remain outstanding, as follows:

     5.1 Corporate Existence. Gruma will maintain its corporate existence in good standing and will comply, and will cause each of its subsidiaries to comply, in all material respects with all applicable laws and regulations of each applicable foreign or domestic national government and of each political subdivision thereof and of any other governmental authority.

     5.2 Furnishing of Financial Statements and Information. Gruma will deliver to each holder from time to time of at least 10% of the aggregate principal amount of the Notes then outstanding (a
"Substantial Noteholder") the following:

          (a) as soon as practicable, but within 90 days after the end of each fiscal quarter, unaudited consolidated balance sheets of Gruma and its subsidiaries as of the end of that quarter, together with the related consolidated statements of operations and cash flow for that quarter, all in reasonable detail, prepared in accordance with generally accepted accounting principles in Mexico (but with such reconciliation by footnote to United States generally accepted accounting principles and the provisions of Regulation S-X promulgated by the Securities and Exchange Commission as is required in respect of foreign issuers under Regulation S-X), and certified by an authorized financial or accounting officer of Gruma, subject to normal year-end adjustments;

          (b) as soon as practicable, but within 120 days after the end of each fiscal year, a consolidated balance sheet of Gruma and its subsidiaries as of the end of that fiscal year, together with the related consolidated statements of operations, stockholders' equity, and cash flows for that fiscal year, all in reasonable detail, prepared in accordance with generally accepted accounting principles in Mexico (but with such reconciliation by footnote to United States generally accepted accounting principles and the provisions of Regulation S-X promulgated by the Securities and Exchange Commission as is required in respect of foreign issuers under Regulation S-X), and duly certified by Gruma's independent public accountants, who shall have given Gruma an audit opinion, unqualified as to the scope of the audit, regarding those statements; and

          (c) with reasonable promptness, all financial data filed by Gruma with the Securities and Exchange Commission or submitted to the holders of Gruma's American Depository Receipts and such other financial data then existing relating to the business, affairs, and financial condition of Gruma and its material subsidiaries as is available to Gruma and as from time to time any Substantial Noteholder may reasonably request.

     5.3 Inspection. Upon the occurrence and during the continuance of an Event of Default (as hereinafter defined), Gruma will permit any Substantial Noteholder's officers or employees or any outside representatives designated by any Substantial Noteholder and reasonably satisfactory to Gruma, to visit and inspect at such Substantial Noteholder's expense any of the properties of Gruma or its subsidiaries, including their books and records (and to make photocopies thereof or make extracts therefrom), and to discuss their affairs, finances, and accounts with their officers, lawyers, and accountants, except with respect to trade secrets and similar confidential information, all to such reasonable extent and at such reasonable times and intervals as any Substantial Noteholder may request. Except as otherwise required by laws or regulations applicable to such Substantial Noteholder, each of the Substantial Noteholders severally agrees to maintain, and shall require its representatives to maintain, all information obtained pursuant to Sections 5.2 and 5.3 on a confidential basis and not to disclose any such information to any competitor of Gruma or any of its subsidiaries.

          5.4     Information for Potential Purchasers.

          (a) Gruma agrees that, upon the request of any holder of a Note or any prospective purchaser of a Note, Gruma shall promptly provide (but in any case within 15 days of a request) to such holder or potential purchaser the following information: (1) a brief statement of the nature of the business of Gruma and its subsidiaries and the products and services they offer; (2) Gruma's most recent consolidated balance sheets and profit and loss and retained earnings statements and similar financial statements for the two preceding fiscal years before such request (which financial information shall be audited, to the extent reasonably available); and (3) such other information about Gruma, its subsidiaries and their business, financial condition, and results of operations as the requesting person shall request that is necessary in order to comply with Rule 144A promulgated under the Securities Act.

          (b) Gruma hereby represents and warrants to any such requesting person that the information provided by Gruma pursuant to this Section 5.4 will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

     6.     Default.

     6.1 Events of Default. Each of the following events shall be an "Event of Default" for purposes of this Note Agreement and the
Notes:

          (a) if Gruma or any of its material subsidiaries becomes insolvent or bankrupt, or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors, or ceases doing business as a going concern, or institutes proceedings to be adjudicated a voluntary bankrupt, or consents to the filing of a bankruptcy proceeding against it, or files or consents to the filing of a petition or answer or consent seeking reorganization or suspension of payments ("suspension de pagos"), or applies for or consents to the appointment of a trustee, receiver, liquidator, sindico or assignee in bankruptcy or insolvency for Gruma or any of its material subsidiaries, or for the major part of the property of any such person;

          (b) if a bankruptcy proceeding shall be instituted against Gruma or any of its material subsidiaries, or a decree or order by a court having jurisdiction is entered approving as properly filed a petition seeking reorganization or suspension of payments ("suspension de pagos") of Gruma or any of its material subsidiaries, and such proceeding, decree or order is not discharged, vacated, or stayed within 90 days after it has been entered, or if a trustee, receiver, liquidator, sindico or assignee in bankruptcy or insolvency is appointed for Gruma or any of its material subsidiaries, or for the major part of the property of any such person, and the order of the appointment is not discharged, vacated, or stayed within 90 days after the appointment;

          (c) if any judgment, writ, or warrant of attachment or of any similar process in an amount in excess of, individually or in the aggregate, $20,000,000 shall be entered or filed against Gruma or any of its subsidiaries or against any of the property or assets of any such person and remains unpaid, unvacated, unbonded or unstayed for a period of 90 days after Gruma or such subsidiary has knowledge of such judgment, writ, warrant or process;

          (d) if an order for relief shall be entered in any bankruptcy proceeding in which Gruma or any of its material subsidiaries is the debtor;

          (e) if Gruma or any of its subsidiaries shall default in any material respect in the due and punctual performance of any covenant or agreement in any note, bond, indenture, loan agreement, note agreement, mortgage, security agreement, or other instrument evidencing or related to indebtedness for borrowed money in an amount equal to or in excess of, individually or in the aggregate, $20,000,000, and the default shall continue for more than the period of notice or grace, if any, therein specified and shall not have been waived;

          (f) (1) if any representation or warranty made by Gruma in this Note Agreement or in any document delivered pursuant hereto shall prove to have been untrue or incorrect as of the date hereof; or
(2) if any report, certificate, financial statement, or financial schedule prepared by Gruma or any officer of Gruma furnished or delivered pursuant hereto shall prove to be untrue or incorrect as of the date it was made, furnished, or delivered and such misrepresentation, untruth or inaccuracy shall, individually or in the aggregate, have a Material Adverse Effect or a material adverse effect upon the validity or enforceability of this Note Agreement or any of the Notes;

          (g) if default shall be made in Gruma's obligation to pay the principal of any of the Notes or any installment thereof, in the amounts, at the time, and as otherwise required by such Note (whether or not payment is permitted under any loan or other agreement to which Gruma or any of its subsidiaries is a party), and such default shall continue beyond 5:00 p.m., Dallas, Texas time on the first business day after notice of non-payment of any such principal is given to Gruma by the holder of such Note;

          (h) if Gruma fails to pay any interest on any of the Notes, in the amounts, at the time, and as otherwise required by such Note (whether or not payment is permitted under any loan or other agreement to which Gruma or any of its subsidiaries is a party) and such default shall continue beyond 5:00 p.m., Dallas, Texas time on the first business day after notice of non-payment of any such interest is given to Gruma by the holder of such Note; or

          (i) if default shall be made in the due and punctual performance or observance of any other term contained in this Note Agreement, and the default shall have continued for a period of 30 days and shall, individually or in the aggregate, have a Material Adverse Effect or a material adverse effect upon the validity or enforceability of this Note Agreement or any of the Notes, or shall materially impair the ability of any Substantial Noteholder to determine the financial condition of Gruma.

     6.2     Remedies Upon Events of Default.

          (a) Upon the occurrence of an Event of Default specified in paragraph (a), (b) or (d) of Section 6.1 above, the unpaid principal of the Notes, together with all interest accrued and unpaid thereon, shall be and become immediately due and payable.

          (b) Upon the occurrence of any other Event of Default (unless the Event of Default shall have been waived by the holders of the Notes in the manner provided in Section 7 hereof), the holder or holders of a majority of the aggregate principal of the Notes then outstanding may, at its or their option, by notice in writing to Gruma, declare the unpaid principal of all of the Notes, together with all interest accrued and unpaid thereon, to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable.

     6.3 Notice of Defaults. When, to its knowledge, any Event of Default has occurred or exists, Gruma shall give written notice within five business days of the Event of Default to each holder of a Note.

     6.4 Suits for Enforcement. In case an Event of Default shall have occurred and be continuing, unless the Events of Default shall have been waived in the manner provided in Section 7, each holder of a Note may proceed to protect and enforce its rights under this Section 6 by suit in equity or action at law. In the event of any such action, each holder shall be entitled to receive all reasonable fees, costs, and expenses incurred, including such reasonable fees and expenses of its attorneys and accountants.

     6.5 Remedies Cumulative. No right, power, or remedy conferred upon any holder of a Note hereunder shall be exclusive, and each such right, power, or remedy shall be cumulative and in addition to every other right, power, or remedy to which any holder of a Note may be entitled.

     7. Waivers and Amendments. With the written consent of the record holder or holders of a majority of the aggregate principal amount of the Notes then outstanding, the obligations of Gruma to, and the rights of, the holders of the Notes under this Note Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), and with the same consent Gruma may enter into a supplemental agreement for the purpose of modifying in any manner the obligations of Gruma to, or the rights of, the holders of the Notes; provided, however, that no such waiver or supplemental agreement shall (a) extend the maturity of any Note, or change the principal of, or the rate or time of payment of any interest on, any Note, or affect the time, amount or allocation of any payments or prepayments of principal of any Note, or (b) reduce the aforesaid percentage of the aggregate principal amount of the Notes, the holder or holders of which are required to consent to any waiver or supplemental agreement, without the consent of the record holders of all of Notes then issued and outstanding. Written notice of any such waiver or supplemental agreement shall be given to the record holders of the Notes who have not previously consented thereto in writing. Neither this Note Agreement nor any provision hereof may be changed, waived, discharged, or terminated orally, but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought, except to the extent provided in this Section 7.

     8. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand, or sent by facsimile, or sent, postage prepaid, by mail, or by reputable overnight courier service, and shall be deemed given, if delivered by hand, when so delivered, or if sent by facsimile, when received, or if sent by mail, three business days after mailing (two business days in the case of express mail), or if sent by overnight courier service, one business day after delivery to such service, as follows:

     (a)     if to Gruma, to

               Gruma, S.A. de C.V.
               Calzada del Valle Ote.
               407 Co. del Valle
               San Pedro Garza Garcia, N.L.
               66220 Mexico

               Attention:  Manuel Rubiraltia
               Facsimile No.:  011-528-399-3345

          with a copy to:

               Salvador Vargas Guajardo, Corporate General Counsel Gruma, S.A. de C.V.
               Calzada del Valle Ote.
               407 Co. del Valle
               San Pedro Garza Garcia, N.L.
               66220 Mexico

               Facsimile No.: 011-528-399-3345

          with a copy to:

               J. Kenneth Menges, Jr.
               Akin, Gump, Strauss, Hauer & Feld, L.L.P.
               1700 Pacific Avenue
               Suite 4100
               Dallas, Texas  75201-5675

               Facsimile No.:  (214) 969-4343

     (b)     if to IMC, to

               International Multifoods Corporation
               200 East Lake Street
               Wayzata, Minnesota  55391

               Attention:  Gary E. Costley, Chairman, President
                         and Chief Executive Officer
               Facsimile No.:  (612) 594-3304

          with a copy to:

               Frank W. Bonvino, General Counsel
               International Multifoods Corporation
               200 East Lake Street
               Wayzata, Minnesota  55391

               Facsimile No.:  (612) 594-3304

          (c) if to any holder of a Note other than IMC, to the address of such holder shown on the note register of Gruma.

Each of Gruma and any holder of a Note may change the address to which notices and other communications are to be delivered or sent to it by giving the holders of the Notes, in the case of Gruma, or Gruma, in the case of any holder of a Note, notice of such change in the manner set forth above.

     9.     Interpretation.  In this Note Agreement and the Notes:

          (a) words denoting the singular include the plural and vice versa and words denoting any gender include all genders;

          (b)     "including" means "including without limitation";

          (c) "business day" means any day other than a Saturday, Sunday, or a day that is a statutory holiday under the laws of the United States, Mexico, or the State of Delaware;

          (d) "person" means an individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, government, or governmental department or agency;

          (e) the use of headings is for convenience of reference only and shall not affect the meaning or interpretation of this Note Agreement;

          (f) all monetary amounts are expressed in United States dollars, unless expressly stated otherwise;

          (g) "knowledge" as to a party means the actual knowledge of any director or executive officer of the party;

          (h) "domestic" or "federal" means relating to the United States of America, and "foreign" means relating to any jurisdiction other than the United States of America or any subdivision thereof;

          (i) "affiliate" has the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934, as amended;

          (j) "subsidiary" of a party means any entity of which the outstanding securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such party;

          (k) "material subsidiary" means any subsidiary of Gruma which accounted for, after intercompany eliminations, more than 10% of the consolidated total assets of Gruma as of the end of, or more than 10% of the consolidated net income or the consolidated net sales of Gruma for, the most recently completed fiscal year, in each case determined in accordance with generally accepted accounting principles in Mexico consistent with those applied in the preparation of the financial statements referred to in Section 5.2(b); and

          (l) all reports, certificates, financial statements, schedules, notices and other documents or instruments required or permitted to be delivered or given under this Note Agreement shall be prepared and provided in English.

     10. Counterparts. This Note Agreement may be executed in counterparts, all of which shall be considered one and the same agreement.

     11. Entire Agreement. This Note Agreement (including the exhibits attached hereto), the Promissory Note, the Purchase Agreement, and the other agreements expressly contemplated by the Purchase Agreement contain the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings relating to that subject matter.

     12. Severability. If any provision of this Note Agreement is held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision hereof.

     13.     Governing Law; Consent to Jurisdiction; Judgment Currency.

          (a) This Note Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts-of-law principles.

          (b) Gruma hereby irrevocably submits to the exclusive jurisdiction of (1) the state courts of the State of Delaware, and (2) the United States District Court for the District of Delaware, and any appellate court thereof, for the purposes of any action, suit, or proceeding arising out of this Note Agreement, the Notes or any transaction contemplated hereby or thereby (and agrees not to commence any such action, suit, or proceeding except in such courts). Gruma hereby irrevocably appoints CT Corporation System (the "Process Agent"), with an office on the date hereof at 1633 Broadway, New York, New York 10019, U.S.A., as its agent to receive on behalf of Gruma service of copies of the summons and complaint and any other process which may be served in any such action, suit or proceeding in any such court. Such service may be made by mailing or delivering a copy of the process to Gruma, in care of the Process Agent at the address specified above for the Process Agent, and Gruma hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Gruma further agrees that it shall at any time hereafter, at the request of any holder of a Note, execute and deliver such powers of attorney and other documents and take such further or other actions as such holder may reasonably deem necessary or desirable to give full effect to the foregoing appointment. Gruma irrevocably and unconditionally waives any claim or objection to the laying of venue of any action, suit, or proceeding arising out of this Note Agreement, the Notes or the transactions contemplated hereby or thereby in (A) the state courts of the State of Delaware, or (B) the United States District Court for the District of Delaware, or any appellate court thereof, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit, or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment in any such action, suit or proceeding brought in any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner required by law.

          (c) If, for the purposes of obtaining judgment against Gruma with respect to its obligations under this Note Agreement or any of the Notes in any court, it is necessary to convert a sum due under this Note Agreement or any of the Notes in United States dollars into another currency (the "Other Currency"), Gruma agrees, to the fullest extent permitted by applicable law, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the holders of the Notes could purchase United States dollars with the Other Currency on the business day preceding that on which final judgment is given.

          (d) The obligations of Gruma in respect of any sum due under this Note Agreement or any of the Notes shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that, on the business day following receipt by any holder of a Note of any sum adjudged to be so due in the Other Currency, such holder may in accordance with normal banking procedures purchase United States dollars with the Other Currency. If the amount of United States dollars so purchased is less than the sum originally due to such holder in United States dollars, Gruma hereby agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such holder against such loss.

     14. Equitable Remedies. The parties agree that money damages or other remedy at law would not be a sufficient or adequate remedy for any breach or violation of, or default under, this Note Agreement by them and that, in addition to all other remedies available to them, each of them shall be entitled, to the fullest extent permitted by law, to an injunction restraining such breach, violation, or default or threatened breach, violation, or default and to any other equitable relief, including specific performance, without bond or other security being required.

     15. Benefits of Agreement. This Note Agreement shall be binding on and inure to the benefit of Gruma and its successors, IMC and its successors and assigns, and each holder of a Note.

     In witness whereof, the parties have caused this Note Agreement to be duly executed as of the date first written above.

                                   GRUMA, S.A. de C.V.


                                   By:
                                   Name:
                                   Title:


                                   INTERNATIONAL MULTIFOODS
                                         CORPORATION


                                   By:
                                   Name:
                                   Title:




                                                           Exhibit 1

     This Note has not been registered under the Securities Act of 1933, as amended, or applicable state securities laws and may not be transferred without (1) an opinion of counsel reasonably satisfactory to the maker of this Note that the transfer may be lawfully made without registration under the Securities Act and applicable state securities laws or (2) such registration.


                             PROMISSORY NOTE

R-1
U.S.$__________                                         August __, 1999


FOR VALUE RECEIVED, the undersigned, Gruma, S.A. de C.V., a Mexican corporation ("Maker"), hereby promises to pay to International Multifoods Corporation, a Delaware corporation ("IMC"), or registered assigns, the principal sum of U.S.$_________ (the "Original Principal Amount") in (i) one installment equal to 5% of the Original Principal Amount on July 31, 2000, (ii) one installment equal to 7.5% of the Original Principal Amount on July 31, 2001, (iii) one installment equal to 35% of the Original Principal Amount on July 31, 2002, (iv) one installment equal to 10% of the Original Principal Amount on July 31, 2003, and (v) a final installment equal to 42.5% of the Original Principal Amount on July 31, 2004. Interest shall accrue on the unpaid principal balance hereof from the date hereof at the rate of 7.5% per annum (computed on the basis of a 360-day year, 30-day month) and, subject to any required tax withholding, shall be payable quarterly on the last day of January, April, July and October of each year, commencing October 31, 1999 and continuing until payment in full of the principal hereof.

     Notwithstanding anything to the contrary stated above, interest on this Note shall not exceed the maximum amount of nonusurious interest that may be contracted for, taken, reserved, charged or received under law and any interest in excess of that maximum amount shall be credited on the principal of this Note or, if that has been paid, refunded.

     This Note is issued pursuant to, and is subject to the terms and conditions of, a Note Purchase Agreement between Maker and IMC dated as of the date hereof (as amended from time to time, the "Note Agreement"), which sets forth certain rights and obligations, including confidentiality obligations, of the holder of this Note (a copy of which is available without cost to the holder of this Note upon written request to Maker at its principal executive office).

     As provided in the Note Agreement, this Note is transferable only on a register therefore maintained by Maker or its duly appointed agent, upon receipt by Maker or such agent of (i) this Note duly and properly assigned by the registered holder hereof or by its attorney duly authorized in writing, and (ii) if this Note bears the legend set forth in Section 2.2 of the Note Agreement, the opinion of counsel referred to in Section 2.2 or 2.3 of the Note Agreement (if required under Section 2.2 or 2.3) or evidence of compliance with the registration provisions referred to in those Sections. Maker shall be entitled to regard the registered holder of this Note as the actual owner of this Note for the purpose of receiving payment and for all other purposes until Maker is required to record a transfer of this Note on its register.

     In case an Event of Default under and as defined in the Note Agreement shall occur, the principal of and accrued and unpaid interest on this Note may be declared, or shall otherwise become, immediately due and payable in the manner and with the effect provided in the Note Agreement.

     All payments hereunder shall be made in United States dollars by wire transfer of immediately available federal funds to such account as the holder of this Note shall specify from time to time by notice in writing to Maker.

     As provided in the Note Agreement, this Note is subject to prepayment in whole or in part at the option of the Maker upon the notice and subject to the terms and conditions provided in the Note Agreement.

     This Note shall be governed by the laws of the State of Delaware, without giving effect to principles of conflicts of laws thereof.

     Maker hereby waives presentment, protest, notice of non-payment, dishonor and notice of dishonor, except to the extent expressly required by the Note Agreement.

     Maker agrees to pay all costs of collection, including reasonable attorneys' fees and disbursements, in the event this Note is not paid when due.

     Whenever any payment to be made hereunder shall be stated to be due on other than a business day (as defined in the Note Agreement), such payment may be made on the next succeeding business day, and such extension of time shall in such case be included in the computation of payment of interest on this Note.

                                      GRUMA, S.A. de C.V.


                                      By:____________________________
                                      Name:__________________________
                                      Title:_________________________